Dated19 April 2022

Janos Rezso Koppány
Zsolt Koppány
Szabolcs Koppány
Eger Software Holding UG (haftungsbeschränkt) & Co. KG
PTC (SSI) Designated Activity Company
Intland Software GmbH
- and -
Eger Invest GmbH

Share Sale and Purchase Agreement regarding Intland Software GmbH Eger Invest GmbH

Share Sale and Purchase Agreement

between

(1)	Janos Rezso Koppány, born on 28 June 1954, residing at Walter-Flex-Straße 48A, 70619 Stuttgart

- hereinafter the "Seller 1" -

(2)	Zsolt Koppány, born on 27 July 1961, residing at Kniebisstraße 25, 71032 Böblingen

- hereinafter the "Seller 2" -

(3)	Szabolcs Koppány, born on 17 May 1976, residing at Noltenweg 12, 70597 Stuttgart

- hereinafter the "Seller 3" –

(4)

Eger Software Holding UG (haftungsbeschränkt) & Co. KG, having its seat in Stuttgart, Germany, registered in the commercial register of the local court of Stuttgart under HRA 734972, business address at Schelmenwasenstraße 37, 70567 Stuttgart

- hereinafter the "Seller 4" –

- Seller 1, Seller 2, Seller 3 and Seller 4 are hereinafter collectively referred to as "Sellers" and each of them a "Seller"-

(5)

PTC (SSI) Designated Activity Company, having its registered office in 25-28 North Wall Quay, Dublin 1 Ireland, registered in Ireland, Number 368456, business address at Ground Floor, The Herbert Building, The Park, Carrickmines, Dublin D18 K8Y4, Ireland

- hereinafter the "Purchaser" -

(6)

Intland Software GmbH, having its seat in Stuttgart, Germany, registered in the commercial register of the local court of Stuttgart, Germany under HRB 19479, business address at Schelmenwasenstraße 37, 70567 Stuttgart, Germany

- hereinafter "Intland Software" -

(7)

Eger Invest GmbH, having its seat in Stuttgart, Germany, registered with the commercial register of Stuttgart, Germany under HRB 767552 business address at Schelmenwasenstraße 37, 70567 Stuttgart, Germany

- hereinafter "Eger Invest" –

- Intland Software and Eger Invest are hereinafter collectively referred to as "Targets" and each of them a "Target" -

- Sellers, Purchaser, and Targets are hereinafter individually referred to as "Party" and collectively referred to as the "Parties" -

Table of Contents

1.	Current Status10
2.	Sale and Transfer of Shares16
3.	Transaction Consideration and Payments18
4.	Closing Statements23
5.	Closing26
6.	Representations and Warranties of Sellers29
7.	Remedies30
8.	Limitations to Sellers' Liability37
9.	Representations and Warranties of the Purchaser39
10.	Tax Indemnity and Tax Matters40
11.	Covenants of the Sellers47
12.	Transition of Business51
13.	Confidentiality, Public Announcements, Access to Information53
14.	Non-Competition and related Covenants54
15.	Withdrawal from this Agreement after the Scheduled Closing Date56
16.	Notices56
17.	Costs58
18.	Third Party Rights59
19.	Entire Agreement59
20.	Miscellaneous59

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Definitions

In this Agreement, the following definitions are used:

Affiliate	4
Agreement	4
AktG	4
AO	5
Assumption Agreements	11
Balancing Amount	25
Beneficiaries	52
BGB	5
Breach	30
Breach Notification	30
Business Days	5
Cash	18
Closing	27
Closing Actions	27
Closing Conditions	26
Closing Date	28
Closing Memorandum	28
Closing Payments	22
Closing Statements	23
Competitive Activities	55
De Minimis Amount	37
Debt	18
Directors and Officers	5
Downward Adjustment	25
Effective Date	17
Eger Invest	1
Eger Invest Share	11
Escrow Agent	21
Escrow Agreement	21
Escrow Amount	21
Estimated Share Purchase Price	20
Expert	24
Fair Disclosure	33
Fairly Disclosed	33
Final Closing Statements	25
Final Share Purchase Price	23
Freelancer Conversion	21
Fundamental Warranties	37
GmbHG	5
HGB Financial Statements	14
Indemnifiable Damages	33
Insurer	37
Intland Cloud BT	12
Intland Group	13
Intland Professional Services BT	13
Intland Retina BT	13
Intland Software	1
Intland Software Development BT	13
Intland Software KFT	12
Intland Software Shares	10
Intland Solutions BT	12
Legal Entity	5
Lien	5
Loss Compensation Claim	15
Loss Compensation Excess Amount	15
Losses	31
Objection Notice	24
Objection Period	24
Ordinary Course of Business	20
Other Agreement Breach	30
Other Beneficiary	52
Other Indemnified Claims	52
Parties	1
Party	1
Person	5
PLT Agreement	13
Preliminary Loss Compensation Claim	22
Preliminary Profit Transfer Claim	22
Profit Transfer Claim	15
Profit Transfer Excess Amount	15
Purchase Price Holdback	20
Purchaser	1
Purchaser Claim	31
Purchaser Claims	31
Purchaser Other Agreement Claims	31
Purchaser's Closing Statements	24
Refund Event	44
Relevant Tax Matter	40
Restricted Area	54
Restricted Business	54
Restricted Period	54
Re-Transfer Right	9
Sale Shares	11
Scheduled Closing Date	27
Seller	1
Seller 1	1
Seller 1 Closing Payment	22
Seller 1 Entitlement	21
Seller 1 Intland Software Shares	10
Seller 2	1
Seller 2 Closing Payment	22
Seller 2 Entitlement	21
Seller 2 Intland Software Shares	10
Seller 3	1
Seller 3 Closing Payment	22
Seller 3 Entitlement	21
Seller 3 Intland Software Shares	10
Seller 4	1
Seller 4 Closing Payment	22
Seller 4 Entitlement	21

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Sellers	1
Sellers' Best Knowledge	30
Sellers' Indemnities	34
Sellers' Warranties	29
Sellers’ Indemnities Cap	38
Share Purchase Price	19
Shareholder Beneficiary	52
Shareholder Indemnified Claims	52
Short Fiscal Year	27
Signing Date	5
Software Developer	33
Straddle Period	42
Subsidiaries	13
Target	1
Targets	1
Tax	40
Tax Amount	11
Tax Authority	40
Tax Benefits	43
Tax Indemnity	42
Tax Law	40
Tax Refund	40
Tax Returns	41
Tax Warranties	41
Tax Warranty	41
Taxes	40
Third Party Claim	34
Third Party IP Claim	35
Tipping Basket	37
Transaction	9
Transaction Expenses	18
Transfer Date	18
Upward Adjustment	25
Usufruct Right	9
VAT	41
VAT Directive	41
Virtual Stock Program	9
VSOP Beneficiaries	9
VSOP Payments	9
W&I Insurance	37
W&I Liability Exclusion	37
Warranty Breach	30
Working Capital	18
Working Capital Target	18

Beyond the foregoing referenced defined terms, the following definitions are used in this Agreement and shall mean:

"Affiliate"

Shall mean any individual person(s) or Legal Entity/Entities who or which is or are affiliated enterprise(s) (verbundene Unternehmen) within the meaning of Section 15 et seqq. AktG and, with regard to any natural persons (natürliche Personen), any relatives (Angehörige) pursuant to Section 15 German Fiscal Code (Abgabenordnung) or within the meaning of Section 138 of the German Insolvency Code (Insolvenzordnung).

"Agreement"	is defined as this Share Sale and Purchase Agreement including any of its Exhibits and Annexes.
"AktG"	Shall mean the German Stock Corporation Act (Aktiengesetz).
"AO"	Shall mean the German Fiscal Code (Abgabenordnung)

"BGB"	is defined as the German Civil Code (Bürgerliches Gesetzbuch).
"Business Days"	is defined as any days other than Saturdays, Sundays and public holidays, in each case in Stuttgart, Germany and Dublin, Ireland.
"Directors and Officers"	is defined as any managing director, any other statutory representative or any member of any other statutory body of representation of any legal entity in any jurisdiction.
"GmbHG"	is defined as the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).
"Legal Entity"	shall mean any corporation, company, partnership, association or other legal entity, whether having separate legal personality or not, established pursuant to the laws of any jurisdiction.
"Lien"

is defined as any lien, charge, security interest, condition, restriction, mortgage, pledge, right of first refusal, option, easement, reservation, tenancy, any required assignment of accounts receivable or other assets, or any other encumbrance whatsoever.

"Person"	is defined as an individual or a Legal Entity.
"Signing Date"	is defined as the date of notarization of this Agreement.
"Transfer Tax"

means all federal, state, local or foreign transfer, sales, use, documentary, registration, real property transfer, mortgage recording, stamp duty or similar Taxes or charges, with the exception, for the avoidance of doubt, of VAT, in each case including any interest and penalties relating thereto.

List of Exhibits

Exhibit (E)	Virtual Stock Program
Exhibit 1.4(a)	Virtual Stock Program assumption agreements
Exhibit 1.7(b)	PLT Agreement termination agreement
Exhibit 3.1	Financial definitions
Exhibit 3.5	Calculation principles of the estimated Share Purchase Price
Exhibit 3.6(b)	Individuals relevant for Freelancer Conversions
Exhibit 3.7	Escrow Agreement
Exhibit 5.1(a)	Form of IP transfer agreement with Seller 1, Seller 2 and Seller 3
Exhibit 5.4	Draft of Closing Memorandum
Exhibit 5.4(a)	New service/employment agreements for Sellers 1 through 3
Exhibit 5.4(b)	Management changes
Exhibit 6.1	Sellers' Warranties
Annex 3.1	Intland Group chart
Annex 3.8	Disclosure enterprise agreements and similar arrangements
Annex 5.1	Financial Statements
Annex 5.2	Disclosure audit certificates
Annex 6	List of bank accounts
Annex 10.2	Lease Agreements

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Annex 11.1	Intland Group Software
Annex 11. 2(1)	Registered IP Rights
Annex 11.2(2)	Licensed OSS
Annex 11.2(3)	Licensed IP Rights
Annex 11.4(1)	Contributors to the development of Intland Group Software
Annex 11.4(2)	Third parties with outstanding confirmatory IP agreements
Annex 11.13	Material Know-How and protection
Annex 13.2	Material Contracts
Annex 13.4(1)	Details Funded R&D Agreements
Annex 13.4(2)	Funded R&D Developments not integrated into standard software
Annex 14.1(1)	Key Customers
Annex 14.1(2)	Disclosure invoicing
Annex 15.1	Existing Insurances
Annex 17.1	Employees
Annex 17.2	Freelancers
Annex 17.3	Disclosure termination of employment/service
Annex 17.4	Disclosure bonuses with regard to the Transaction
Annex 17.7	Disclosure plans and programs for additional payments to Employees/Freelancers
Annex 23	Disclosure activities since 1 January 2022 outside the Ordinary Course of Business
Exhibit 6.2(1)	Persons relevant for Sellers' Best Knowledge

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Exhibit 6.2(2)	Inquiry persons
Exhibit 7.3(g)	Purchaser deal team
Exhibit 8.2(a)	Draft W&I Insurance
Exhibit 10.2(a)	Tax Filings
Exhibit 10.2(e)	Tax Rulings
Exhibit 11.1(c)(ii)	Permitted matters
Exhibit 13.1	Non-Disclosure Agreement

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Preamble

(A)

The Targets are German companies, active in the business area of enabling digital transformation by simplifying software-driven product development at scale, in particular by providing application lifecycle management (ALM) solutions.

(B)	Seller 1, Seller 2 and Seller 3 are the sole shareholders of Intland Software. Seller 4 is the sole shareholder of Eger Invest.
(C)	The Purchaser and Purchaser's group are a globally operating computer software and services company.
(D)

On 25 October 2021, Seller 1, Seller 2 and Seller 3 entered into share donation and transfer agreements (Anteilsschenkungs- und Abtretungsverträge), notarial deed of the notary Susanne Haubold, Stuttgart, deed roll no. 1181/2021, whereby, inter alia, the relevant portion of Seller 3 Intland Software Shares was transferred from Seller 1 (1,625 shares in Intland Software with consecutive numbers 11,378 to 13,002) and Seller 2 (1,300 shares in Intland Software with consecutive numbers 24,703 to 26,002) by way of donation to Seller 3 and Seller 3 agreed to the following encumbrances and granted the following rights relating to the Seller 3 Intland Software Shares:

(a)

All Seller 3 Intland Software Shares have been transferred by Seller 1 and Seller 2 to Seller 3 subject to a condition subsequent (auflösende Bedingung) that a re-transfer right (Rückübertragungsrecht) may be exercised by Seller 1 and/or Seller 2 ("Re-Transfer Right");

(b)

A portion of the Seller 3 Intland Software Shares transferred by Seller 2 to Seller 3 (650 shares in Intland Software with consecutive numbers 24,703 to 25,352) is subject to a usufruct right (Nießbrauchsrecht) for the benefit of Seller 2 (the "Usufruct Right").

Prior to the transfer of the Seller 3 Intland Software Shares to Purchaser in accordance with this Agreement, the Parties agree to irrevocably and unconditionally waive the Re-Transfer Right and the Usufruct Right, as well as any other right any Party might have in relation thereto.

(E)

Intland Software and Seller 4 have established virtual stock programs the details of which are described in Exhibit (E) ("Virtual Stock Program"). The Closing of this Agreement will trigger certain payment claims of the beneficiaries under the Virtual Stock Program (such beneficiaries "VSOP Beneficiaries" and such payments "VSOP Payments"). The VSOP Beneficiaries are also listed in Exhibit (E). According to the understanding of the Parties, the VSOP Payments will be economically borne by the Sellers and the Sellers have assumed certain obligations of Intland Software towards the VSOP Beneficiaries pursuant to the Virtual Stock Program with debt discharging effect (mit schuldbefreiender Wirkung) pursuant to respective agreements prior to the Signing Date.

(F)	The Sellers and the Purchaser have agreed that the Sellers sell and transfer all shares in the Targets to the Purchaser (the "Transaction") subject to the terms and conditions of this Agreement.

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NOW, THEREFORE, the Parties hereto agree as follows:

1.	Current Status
1.1	Targets
(a)

Intland Software is a German limited liability company (GmbH). The current articles of association of Intland Software dated 25 October 2021 are in full force and effect as of the date hereof. No resolution for the amendment of the articles of association has been adopted, and no filings with the commercial register are pending. The share capital of Intland Software amounts to EUR 26,000.00 and is divided into 26,000 shares in the nominal amount of EUR 1.00 each.

(b)

Eger Invest is a German limited liability company (GmbH). The current articles of association of Eger Invest dated 18 December 2020 are in full force and effect as of the date hereof. No resolution for the amendment of the articles of association has been adopted, and no filings with the commercial register are pending. The share capital of Eger Invest amounts to EUR 25,000.00 and is divided into one share in the nominal amount of EUR 25,000.00.

1.2	Sale Shares

The Sellers hold the shares in the Targets as follows:

Intland Software
Shareholder	Aggregate Nominal Amount in EUR	Consecutive numbers of Shares in Shareholders' List	Definition
Seller 1	EUR 11,375.00	3 - 11,377	"Seller 1 Intland Software Shares"
Seller 2	EUR 11,700.00	13,003 - 24,702	"Seller 2 Intland Software Shares"
Seller 3	EUR 2,925.00	11,378 - 13,002 24,703 – 26,002	"Seller 3 Intland Software Shares"; Seller 1 Intland Software Shares, Seller 2 Intland Software Shares and Seller 3 Intland Software Shares jointly the "Intland Software Shares"
Total:	EUR 26,000.00

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Eger Invest
Shareholder	Nominal Amount in EUR	Consecutive number of Share in Shareholders' List	Definition
Seller 4	EUR 25,000.00	1	"Eger Invest Share"
Total:	EUR 25,000.00

The Intland Software Shares and the Eger Invest Share are hereinafter collectively referred to as the "Sale Shares". Except for the Usufruct Right and the Re-Transfer Right the Sale Shares are not encumbered with any Lien or other third party rights and constitute the entire share capital of the relevant Target.

1.3	Waiver of Usufruct Right and Re-Transfer Right
(a)

Seller 1 and Seller 2 hereby irrevocably and unconditionally waive their respective Re-Transfer Right with immediate effect and Seller 3 hereby accepts such waiver and Sellers acknowledge that the Seller 3 Intland Software Shares are henceforth not subject to a condition subsequent (auflösende Bedingung) and accordingly no longer subject to the Re-Transfer Right.

(b)	Seller 2 hereby irrevocably and unconditionally waives his Usufruct Right with immediate effect and Seller 3 hereby accepts such waiver.
1.4	Virtual Stock Program
(a)

By written statements dated 17 April 2022, copies of which are attached as Exhibit 1.4(a) for evidence purposes only, the Sellers 1 through 3 have, upon request of the Purchaser, assumed as joint and several debtors, and have obtained the consent of the respective VSOP Beneficiary in relation thereto, certain rights and obligations of Intland Software towards the VSOP Beneficiaries under the Virtual Stock Program with debt discharging effect (mit schuldbefreiender Wirkung) for Intland Software such that Intland Software does no longer have any obligations under (or rights in relation to) the Virtual Stock Program (the "Assumption Agreements").

(b)

Whenever a payment to the VSOP Beneficiaries under the Virtual Stock Program (as assumed by Sellers and amended by the Assumption Agreements) becomes due, the Sellers, shall without undue delay provide Intland Software or, to the extent applicable, the relevant Subsidiary with the information about the gross amount payable to each VSOP Beneficiary. Thereafter, Intland Software or, to the extent applicable, the relevant Subsidiary shall without undue delay provide the Sellers with the information about the amounts of the applicable wage tax and/or social security contributions (employees' and employer's shares) payable to the competent authorities with respect to each VSOP Beneficiary ("Tax Amount"). Then, the Sellers shall pay to Intland Software or, to the extent applicable, the relevant Subsidiary the relevant Tax Amount (as calculated by Intland Software or the Subsidiary (as applicable)) upon request by Purchaser, but no earlier than five (5) Business Days before the due date of the relevant Tax. After the receipt of such Tax Amounts, Intland Software and, to the extent applicable, the relevant Subsidiary shall pay the relevant Tax Amounts to the competent Tax Authorities. The Sellers shall be entitled to pay to Intland Software and, to the extent applicable, the relevant Subsidiary, with respect to all or individual VSOP Beneficiaries, also the balance of the gross amounts payable to these VSOP Beneficiaries (i.e. less the respective Tax Amounts), in which case Intland Software and, to the extent applicable, the relevant Subsidiary, acting as paying agent (Zahlstelle) on behalf and for account of the Sellers, shall procure that such amounts are paid to the respective VSOP Beneficiaries. The Sellers and – after Closing the Purchaser – shall procure that Intland Software and, to the extent applicable, the relevant Subsidiary fulfills their obligations under this Section 1.4.

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(c)

Subject to the occurrence of Closing, if and to the extent the Targets are subject to Tax in an amount beyond the sum of all Tax Amounts under or in connection with the Virtual Stock Program (e.g. as a result of a later Tax audit) the Sellers as several debtors (als Teilschuldner) shall indemnify the Purchaser accordingly. Sections 10.6, 10.7 (with the exception of Section 10.7(c) and 10.7(d)), 10.10, 10.11 and 10.12 shall apply accordingly with respect to such Taxes.

1.5	The Targets' Subsidiaries

Eger Invest holds

(a)

100% of the shares in the nominal amount of HUF 3,000,000 in Intland Software Korlátolt Felelősségű Társaság, a company duly established and existing under Hungarian law, maintaining its principal place of business at Jókai utca 6, 1066 Budapest, Hungary, registered with the commercial register of the Company Registry Court of Budapest Capital Regional Court (in Hungarian: Fővárosi Törvényszék Cégbírósága) under Cg.01-09-339668 ("Intland Software KFT");

(b)

99% of the shares in the nominal amount of HUF 99,000 in Intland Cloud Services Betéti Társaság, a company duly established and existing under Hungarian law, maintaining its principal place of business at Jókai utca 6, 1066 Budapest, Hungary, registered with the commercial register of the Company Registry Court of Budapest Capital Regional Court (in Hungarian: Fővárosi Törvényszék Cégbírósága) under Cg.01-06-796349 ("Intland Cloud BT");

(c)

99% of the shares in the nominal amount of HUF 99,000 in Intland Solutions Betéti Társaság, a company duly established and existing under Hungarian law, maintaining its principal place of business at Jókai utca 6, 1066 Budapest, Hungary, registered with the commercial register of the Company Registry Court of Budapest Capital Regional Court (in Hungarian: Fővárosi Törvényszék Cégbírósága) under Cg.01-06-796350 ("Intland Solutions BT");

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(d)

99% of the shares in the nominal amount of HUF 99,000 in Intland Software Development Betéti Társaság, a company duly established and existing under Hungarian law, maintaining its principal place of business at Jókai utca 6, 1066 Budapest, Hungary, registered with the commercial register of the Company Registry Court of Budapest Capital Regional Court (in Hungarian: Fővárosi Törvényszék Cégbírósága) under Cg.01-06-796351 ("Intland Software Development BT");

(e)

99% of the shares in the nominal amount of HUF 99,000 in Intland Retina Betéti Társaság, a company duly established and existing under Hungarian law, maintaining its principal place of business at Jókai utca 6, 1066 Budapest, Hungary, registered with the commercial register of the Company Registry Court of Budapest Capital Regional Court (in Hungarian: Fővárosi Törvényszék Cégbírósága) under Cg.01-06-794507 ("Intland Retina BT");

(f)

99% of the shares in the nominal amount of HUF 99,000 in Intland Professional Services Betéti Társaság, a company duly established and existing under Hungarian law, maintaining its principal place of business at Jókai utca 6, 1066 Budapest, Hungary, registered with the commercial register of the Company Registry Court of Budapest Capital Regional Court (in Hungarian: Fővárosi Törvényszék Cégbírósága) under Cg.01-06-794506 ("Intland Professional Services BT");

whereby Intland Software KFT holds the remaining 1% of the shares, in each case in the nominal amount of HUF 1,000, in each of Intland Cloud BT, Intland Solutions BT, Intland Software Development BT, Intland Retina BT and Intland Professional Services BT.

Intland Software KFT, Intland Cloud BT, Intland Solutions BT, Intland Software Development BT, Intland Retina BT and Intland Professional Services BT are hereinafter referred to as the "Subsidiaries" and the Targets and the Subsidiaries are hereinafter referred to collectively as the "Intland Group".

1.6	Seller 4 Profit Transfer Agreement

Seller 4 as dominating party and Eger Invest as dominated party are parties to a profit transfer agreement (Gewinnabführungsvertrag) dated 12 November 2019 ("PLT Agreement").

1.7	Termination of PLT Agreement
(a)

Pursuant to § 5 para. 4 of the PLT Agreement, the PLT Agreement may be terminated by Seller 4 for good cause (aus wichtigem Grund) if Seller 4 no longer holds the majority of voting rights in Eger Invest.

(b)

On the Scheduled Closing Date, Seller 4 and Eger Invest shall enter into a termination agreement (Aufhebungsvertrag) regarding the PLT Agreement substantially in the form as attached hereto as Exhibit 1.7(b) with effect as of the end of the Short Fiscal Year and in addition, as a matter of precaution, Seller 4 shall give notice of termination to Eger

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Invest with regard to the PLT Agreement for cause (aus wichtigem Grund kündigen) with immediate effect as soon as reasonably practical after the Effective Date.
(c)

On the Scheduled Closing Date at the latest, Seller 4 shall adopt in notarially recorded form a resolution of the shareholders' meeting of Eger Invest, and the partners of Seller 4 shall adopt a resolution of the partners' meeting of Seller 4 each approving the termination of the PLT Agreement.

(d)

Eger Invest shall effect the registration of the termination of the PLT Agreement with the competent commercial register of Eger Invest without undue delay (unverzüglich) after the end of the Short Fiscal Year.

1.8	Fiscal Year of Eger Invest

Without undue delay after the Signing Date:

(a)

Eger Invest shall apply for the approval of the Tax Authorities for the change of the fiscal year of Eger Invest required for the fulfilment of the Closing Conditions pursuant to Sections 5.1(b) and 5.1(c);

(b)

Seller 4 shall adopt the shareholder's resolution required in this context and file the documentation required for this purpose with the competent commercial register for registration as soon as reasonably practical after approval of the Tax Authorities pursuant to Section 5.1(b).

1.9	Preparation of Eger HGB Financial Statements
(a)	Purchaser shall procure that
(i)

Eger Invest, within sixty (60) Business Days after the Effective Date, (i) prepares (aufstellen) annual financial statements for the Short Fiscal Year in accordance with HGB and German GAAP (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität) (the "HGB Financial Statements"), and (ii) delivers the HGB Financial Statements to the Parties;

(ii)

(x) Sellers and their advisors are fully involved in, and receive access to all documents and information reasonably relevant in connection with, the preparation of the HGB Financial Statements and (y) any comments of Sellers to drafts of the HGB Financial Statements are included into the HGB Financial Statements by Eger Invest (unless and to the extent at variance with applicable law);

(iii)

the HGB Financial Statements are approved (festgestellt) and delivered to Sellers without undue delay (unverzüglich), but in no event later than five (5) Business Days after completion of the process according to Section 1.9(a)(i) and (ii).

(b)	All costs related to the preparation of the HGB Financial Statements shall be borne by Eger Invest.

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1.10	Settlement of PLT Agreement
(a)

The amount of the claim, if any, of Seller 4 against Eger Invest under the PLT Agreement for the transfer of profits of Eger Invest for the current fiscal year until the Effective Date ("Profit Transfer Claim") or of the claim, if any, of Eger Invest for loss compensation for losses of Eger Invest for the current fiscal year until the Effective Date ("Loss Compensation Claim") shall be determined on the basis of the HGB Financial Statements.

(b)

The Profit Transfer Claim or Loss Compensation Claim, whichever is applicable, shall be settled (i) by way of preliminary payment on the Scheduled Closing Date pursuant to Section 3.9 and (ii) by way of adjustment payment based on the HGB Financial Statements pursuant to Section 4.7 below.

(c)

For the avoidance of doubt, any amount still owed by Eger Invest to Seller 4 according to Section 4.7(a) ("Profit Transfer Excess Amount") will be considered as Debt in the Closing Statements, and any amount still owed by Seller 4 to Eger Invest according to Section 4.7(b) ("Loss Compensation Excess Amount") will be considered as Cash in the Closing Statements, in each case in the amount shown in the HGB Financial Statements and provided that such amounts may not be challenged under this Agreement and the HGB Financial Statements as approved in accordance with Section 1.9(a)(iii) shall be final and binding for purposes of the settlement of the PLT Agreement.

1.11	Further Due Consummation of PLT Agreement
(a)

From the Transfer Date, Purchaser shall procure that the PLT Agreement will be duly consummated (durchgeführt) with respect to the time period until the end of the Short Fiscal Year. If and to the extent it turns out that the financial statements of Eger Invest for any fiscal year ending on or prior to the Effective Date are in breach of any mandatory provisions of HGB or German GAAP (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung), and that

(i)

higher profit transfer obligations or lower loss compensation claims would have to be shown in the annual financial statements of Eger Invest for the relevant fiscal year if no such breach had occurred, Purchaser shall procure that Eger Invest (a) pays without undue delay (unverzüglich) any additional profits to be transferred or, if applicable, (b) repays any excess loss compensation amount to Seller 4 under the PLT Agreement; or

(ii)

lower profit transfer obligations or higher loss compensation claims would have to be shown in the annual financial statements of Eger Invest for the relevant fiscal year if no such breach had occurred, Seller 4 shall (a) repay any excess amounts received or, if applicable, (b) compensate additional losses under the PLT Agreement, in each case of (i) and (ii) to the extent necessary for Tax purposes to preserve the fiscal unity created by the PLT Agreement.

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(b)

In case of any amount to be paid in accordance with Section 1.11(a)(i) by Eger Invest, and provided that such amount has not already reduced the Final Share Purchase Price, Seller 4 shall pay an amount equal to such amount to Purchaser. In case of any amount to be paid in accordance with Section 1.11(a)(ii) by Seller 4, and provided that such amount has not already increased the Final Share Purchase Price, Purchaser shall pay an amount equal to such amount to Seller 4. Any such payments shall be treated as a reduction or an increase of the Final Share Purchase Price, as the case may be.

1.12	Relationship between Sellers and Purchaser
(a)

Notwithstanding Section 1.11 which shall prevail, Purchaser shall not, and shall procure that, as from the Effective Date, neither Eger Invest nor any other Affiliate of Purchaser will, (i) assert any claims against any Seller and any of their Affiliates arising out of or in connection with the PLT Agreement or its termination except for claims specifically provided for in Sections 1.6 through 1.12 or (ii) challenge or change any financial statements of Eger Invest for fiscal years ending on or prior to the Effective Date.

(b)

If and to the extent Section 1.12(a) has not been observed (regardless of whether Eger Invest was legally required to assert further claims against Sellers or not), Purchaser shall indemnify (freistellen) the Sellers and their Affiliates from any liability and obligation vis-à-vis Eger Invest, Purchaser or any of their Affiliates and from any costs and expenses (including legal fees and disbursements) arising out of or in connection with the PLT Agreement or its termination except for claims specifically provided for in Sections 1.6 through 1.12.

(c)

Purchaser shall indemnify (freistellen) Sellers and their Affiliates from any claims of creditors of Eger Invest for provision of security (Sicherheitsleistung) in connection with the termination of the PLT Agreement pursuant to Section 303 AktG and any claims asserted by a creditor against a Seller or any of their Affiliates on the basis of a security provided to such creditor.

(d)

The obligations of Purchaser pursuant to this Section 1.12 constitute a contract for the benefit of third parties (echter Vertrag zugunsten Dritter) for the benefit of each relevant Seller and any of their Affiliates.

(e)

This Section 1.12 shall neither limit nor prejudice any claims Purchaser may have in relation to (i) a Warranty Breach, (ii) breach of a Tax Warranty or (iii) the Tax Indemnity according to Section 10.4, unless and to the extent Purchaser is in breach of its obligations under Sections 1.6 through 1.12.

2.	Sale and Transfer of Shares
2.1	Sale and Transfer of the Intland Software Shares and the Eger Invest Share
(a)	Sale and Transfer of the Seller 1 Intland Software Shares

Seller 1 hereby sells and, subject to Section 2.1(e), transfers the Seller 1 Intland Software Shares to Purchaser with effect in rem as of the Transfer Date. Purchaser hereby agrees to the sale and transfer of the Seller 1 Intland Software Shares.

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(b)	Sale and Transfer of the Seller 2 Intland Software Shares

Seller 2 hereby sells and, subject to Section 2.1(e), transfers the Seller 2 Intland Software Shares to Purchaser with effect in rem as of the Transfer Date. Purchaser hereby agrees to the sale and transfer of the Seller 2 Intland Software Shares.

(c)	Sale and Transfer of the Seller 3 Intland Software Shares

Seller 3 hereby sells and, subject to Section 2.1(e), transfers the Seller 3 Intland Software Shares to Purchaser with effect in rem as of the Transfer Date. Purchaser hereby agrees to the sale and transfer of the Seller 3 Intland Software Shares.

(d)	Sale of the Eger Invest Share

Seller 4 hereby sells and, subject to Section 2.1(e), transfers the Eger Invest Share to Purchaser with effect in rem as of the Transfer Date. Purchaser hereby agrees to the sale and transfer of the Eger Invest Share.

(e)	Condition for Transfer

The transfer (dingliche Übertragung) of the Sale Shares pursuant to Sections 2.1(a) though 2.1(d) shall be subject to the condition precedent within the meaning of Section 158 para. 1 BGB of the Closing Payments being made by Purchaser.

(f)	Power of Attorney

For the time period between (i) completion of the Closing and (ii) the updated shareholders’ list of Intland Software respectively Eger Invest showing Purchaser as its new shareholder being taken on record by the competent commercial register,

(i)

Sellers hereby grant to Purchaser, to the extent permissible by law, an unlimited power to represent Sellers in and with respect to any shareholder matters resulting from or in connection with Intland Software respectively Eger Invest, in particular, without limitation, to participate and vote in the shareholders’ meetings of Intland Software respectively Eger Invest; and

(ii)

Sellers hereby undertake not to exercise any of their respective rights arising out of or in connection with the Sale Shares (in particular not to exercise their voting rights), unless required for the consummation of this Agreement or instructed accordingly in writing by Purchaser.

Purchaser shall not be entitled to pass a shareholders' resolution on behalf of Sellers if such resolution is unlawful. Purchaser shall indemnify Sellers against any liability resulting from shareholders' resolutions and actions taken by Purchaser pursuant to Section 2.1(f)(i).

2.2	Effective Date and Transfer Date

The sale and purchase of the Sale Shares shall include all rights and obligations attached to the Shares as of the last calendar day, 24:00 hours CET (end of day), of the calendar month in which the Closing has occurred (the "Effective Date"), it being clarified that, for the avoidance of doubt, the rights and obligations under Sections 1.10 and 1.11 shall remain unaffected. "Transfer Date" shall mean the beginning of the day immediately following the Effective Date, 00:00 hours CET.

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2.3	Ancillary Rights

The sale and transfer of the Sale Shares include all ancillary rights relating thereto (Nebenrechte), including the rights to any undistributed but distributable profits accrued during past fiscal years and the current fiscal year until the Effective Date. The loss compensation or profit transfer under the PLT Agreement between Seller 4 and Eger Invest for periods up to the Effective Date shall remain unaffected.

2.4	Consents
(a)	Intland Software

Waiving all legal and statutory requirements regarding the convening and holding of a shareholders' meeting of Intland Software, Seller 1, Seller 2 and Seller 3 herewith resolve by means of a written shareholders' resolution the following:

"We herewith consent to the sale and transfer of the Intland Software Shares under this Agreement."

(b)	Eger Invest

Waiving all legal and statutory requirements regarding the convening and holding of a shareholders' meeting of Eger Invest, Seller 4 herewith resolves by means of a written shareholders' resolution the following:

"I herewith consent to the sale and transfer of the Eger Invest Share under this Agreement."

(c)	Prenuptial agreements

Each of Seller 1, Seller 2 and Seller 3 have entered into prenuptial agreements with their spouses that provide for the inapplicability of Section 1365 BGB.

3.	Transaction Consideration and Payments
3.1	Definitions

For the determination of the Share Purchase Price the following definitions shall apply:

"Cash", "Debt" and "Working Capital" shall have the meaning as defined in Exhibit 3.1.

"Working Capital Target"	shall mean an amount of EUR minus 1,619,000.00.
"Transaction Expenses"

shall mean (i) unpaid fees and expenses of financial advisors, legal counsel and other advisors acting on behalf of the Sellers and (ii) any amounts payable under any bonus or similar arrangements (including virtual option schemes other than under the Virtual Stock Program) currently in effect at any company of Intland Group for the benefit of any Freelancer or Employee under which certain rights

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may be triggered as a result of the Transaction (including any employment Taxes which have not been deducted from the gross amount due and are not recoverable from the beneficiary of the payment, such as e.g. the employer share of social security contributions), in each case incurred as a consequence of this Transaction by any company of Intland Group and not otherwise addressed in this Agreement.

3.2	Share Purchase Price

The purchase price for the Sale Shares (the "Share Purchase Price") shall be calculated according to the following formula:

US$ 280 million (in words: US Dollar two hundred eighty million)

(a)	plus
(i)	Cash; and
(ii)	the balancing amount, if any, by which the Working Capital exceeds the Working Capital Target;
(b)	minus
(i)	Debt; and
(ii)	the balancing amount, if any, by which the Working Capital falls short of the Working Capital Target; and
(iii)	Transaction Expenses.
3.3	VAT; Transfer Taxes; Withholding
(a)

The Parties have the common understanding that the sale and transfer of the Sale Shares pursuant to this Agreement will not trigger VAT. The Sellers irrevocably undertake not to opt for VAT with respect to the sale and transfer of the Sale Shares pursuant to Section 9 para. (1) German VAT Act (Umsatzsteuergesetz). If and to the extent VAT is triggered due to an option for VAT pursuant to Section 9 para. (1) German VAT Act exercised by the Sellers, such VAT is to be borne by the Sellers, does not have to be paid by the Purchaser to the Sellers in addition to the Share Purchase Price, and the Sellers will indemnify the Purchaser correspondingly in case of a reverse charge scenario. If and to the extent that, contrary to the Parties' common understanding and for other reasons than an option for VAT pursuant to Section 9 para. (1) German VAT Act exercised by the Sellers, the execution and/or consummation of this Agreement is subject to VAT, such VAT shall be borne by Purchaser, and shall be additionally paid by Purchaser to Sellers within fifteen (15) Business Days after receipt of an invoice from the relevant Sellers which complies with applicable VAT laws. In this regard, it is however the common

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understanding of the Parties that the Sellers 1 through 3 do not qualify as entrepreneurs for VAT purposes.
(b)	Any Transfer Tax triggered as a consequence of the execution and/or consummation of this Agreement shall be borne by Purchaser.
(c)

If any withholding of whatever nature is due on any payments to be made by Purchaser under this Agreement to the Sellers, then Purchaser shall make the necessary gross-up payments to leave Sellers with an amount equal to the payment which would have been due if no withholding had been required.

(d)	Claims under this Section 3.3 shall become time-barred six (6) months after the expiration of the applicable limitation period of the relevant Tax.
3.4	Conduct of Business in the Ordinary Course
(a)

From the date hereof until the Effective Date and subject to Section 11, the Sellers shall ensure that any company of Intland Group maintains its owned and leased properties and assets in accordance with its historical maintenance practices and carry on its business substantially in the same manner as heretofore, including without limitation maintaining price levels, inventory levels, mix of inventory, accounts payable levels and payment schedules, and receivables aging materially consistent with the past practices of their respective businesses ("Ordinary Course of Business").

(b)

In the event that any (i) sale and lease-back transactions by a company of Intland Group, (ii) sale of material assets outside the Ordinary Course of Business for an aggregate purchase price in excess of EUR 100,000 or (iii) similar scheme which appears artificial and solely designed to increase the Cash position of Intland Group has been implemented in the period between 31 December 2021 and the Effective Date not in accordance with the Ordinary Course of Business and to the extent the amount of Cash or the amount of Working Capital have been increased thereby or the amount of Debt has been decreased thereby, such increase of Cash or Working Capital respectively decrease of Debt as of the Effective Date shall be eliminated for purposes of the calculation set forth in Section 3.2 above. Any other rights of the Purchaser under this Agreement with regard to Section 3.4(a) shall not be affected.

3.5	Estimated Share Purchase Price

The Parties estimate the Share Purchase Price to amount to US$ 283,982,000.00 (in words: US Dollar two hundred eighty-three million nine hundred eighty-two thousand) ("Estimated Share Purchase Price") as calculated pursuant to Exhibit 3.5. The Parties further estimate the Preliminary Profit Transfer Claim (as defined below) to amount to EUR 2,218,000.00.

3.6	Purchase Price Holdback

On the Scheduled Closing Date, the Purchaser shall retain US$ 450,000 of the Estimated Share Purchase Price (the "Purchase Price Holdback").

The Purchase Price Holdback shall be subject to the following provisions:

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(a)

The Purchase Price Holdback shall serve as non-exclusive aggregate security for any claims of Purchaser under Section 7.5(a)(i) with respect to any outstanding Freelancer Conversion (as defined below).

(b)

A "Freelancer Conversion" shall mean the execution of an employment agreement with any Intland Group entity by any 15 individuals out of the individuals listed in Exhibit 3.6(b), provided that each such execution of an employment agreement with any Intland Group entity by each such individual shall correspond to a portion of USD 30,000 of the overall Purchase Price Holdback.

(c)

Each Freelancer Conversion as notified to Purchaser (e-mail with a scan copy of the executed agreement to jkateman@ptc.com shall suffice) shall trigger a (partial) release of the respective portion of the Purchase Price Holdback. Such release shall be due for payment by the Purchaser to the Sellers onto the respective bank accounts pursuant to Section 3.9(a)(i) through (iv) at the end of the calendar month following any Freelancer Conversion, however not earlier than at the Closing Date, and be split among Sellers pursuant to Section 3.8.

(d)

Any remaining portion of the Purchase Price Holdback which has not been released (and is not due for release) to Sellers 6 months after the Effective Date, shall finally reduce the Share Purchase Price and shall no longer be payable to Sellers.

3.7	Escrow Amount

On the Scheduled Closing Date, an amount equal to US$ 9,500,000.00 (the "Escrow Amount") shall be deposited by Purchaser in escrow at the undersigning notary acting as "Escrow Agent" pursuant to an escrow agreement essentially in the form attached as Exhibit 3.7 (the "Escrow Agreement"). The Sellers, the Purchaser and the Escrow Agent shall enter into the Escrow Agreement without undue delay after the Signing Date. The Escrow Amount shall solely serve for the satisfaction of any claims by Purchaser against any, several or all of the Sellers in the event of Sellers' breaches of Sellers' Warranties, breach of a Tax Warranty and under the Tax Indemnity pursuant to Section 10.4 or any claims of Purchaser under the Sellers’ Indemnities.

3.8	Split of the Share Purchase Price between the Sellers

The Share Purchase Price shall be split between the Sellers as follows:

Seller	Split in Percentage	Definition
Seller 1	41.5625%	"Seller 1 Entitlement"
Seller 2	42.75%	"Seller 2 Entitlement"
Seller 3	10.6875%	"Seller 3 Entitlement"
Seller 4	5%	"Seller 4 Entitlement"

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If and to the extent Sellers are liable vis-à-vis Purchaser as several debtors (Teilschuldner) under this Agreement, they shall be liable pursuant to the split set forth in this Section 3.8.

3.9	Payments on Closing
(a)	The Purchaser shall effect the following payments on the Scheduled Closing Date ("Closing Payments"):
(i)

Purchaser shall pay to Seller 1 an amount calculated on the basis of the Seller 1 Entitlement in the amount of the Estimated Share Purchase Price minus the Escrow Amount minus the Purchase Price Holdback ("Seller 1 Closing Payment") by wire transfer of funds to Seller 1’s account notified pursuant to Section 3.9(b);

(ii)

Purchaser shall pay to Seller 2 an amount calculated on the basis of the Seller 2 Entitlement in the amount of the Estimated Share Purchase Price minus the Escrow Amount minus the Purchase Price Holdback ("Seller 2 Closing Payment") by wire transfer of funds to Seller 2's account notified pursuant to Section 3.9(b);

(iii)

Purchaser shall pay to Seller 3 an amount calculated on the basis of the Seller 3 Entitlement in the amount of the Estimated Share Purchase Price minus the Escrow Amount minus the Purchase Price Holdback ("Seller 3 Closing Payment") by wire transfer of funds to Seller 3's account notified pursuant to Section 3.9(b);

(iv)

Purchaser shall pay to Seller 4 an amount calculated on the basis of the Seller 4 Entitlement in the amount of the Estimated Share Purchase Price minus the Escrow Amount minus the Purchase Price Holdback ("Seller 4 Closing Payment") by wire transfer of funds to Seller 4's account notified pursuant to Section 3.9(b);

(v)	Purchaser shall pay to the Escrow Agent an amount equal to the Escrow Amount by wire transfer of funds to Escrow Agent's account, as notified by the Escrow Agent.
(b)

Sellers shall notify Purchaser and the acting notary (for purposes of the Escrow Agreement) of their above mentioned accounts by giving notice at least five (5) Business Days prior to the Scheduled Closing Date.

(c)

If pursuant to Section 3.5 a preliminary Profit Transfer Claim ("Preliminary Profit Transfer Claim") has been estimated when calculating the Estimated Share Purchase Price as agreed between the Parties, Seller 4 shall procure that Eger Invest pays to Seller 4 on the Scheduled Closing Date in cash an amount equal to the Preliminary Profit Transfer Claim minus any amount paid on account of such Preliminary Profit Transfer Claim by Eger Invest to Seller 4 prior to the Scheduled Closing Date (if any).

(d)

If pursuant to Section 3.5 a preliminary Loss Compensation Claim ("Preliminary Loss Compensation Claim") has been estimated when calculating the Estimated Share Purchase Price as agreed between the Parties, Seller 4 shall pay to Eger Invest on the Scheduled Closing Date in cash an amount equal to the Preliminary Loss Compensation Claim minus any amount paid on account of such Preliminary Loss Compensation Claim by Seller 4 to Eger Invest prior to the Scheduled Closing Date (if any).

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3.10	Conversion of Euro into US$

The Parties hereby agree that all figures of Intland Group relevant for the calculation of the Final Share Purchase Price shall be converted from Euro or any other relevant currency into US$ on the basis of the official exchange rate as published by the European Central Bank at 11:00 a.m. (CET time) one day prior to the Closing Date.

3.11	Final Share Purchase Price

The Share Purchase Price (as defined in Section 3.2 above) calculated on the basis of the numbers set forth in the Final Closing Statements (as defined in Section 4.5 below) is hereinafter referred to as the "Final Share Purchase Price".

3.12	Purchase Price Allocation

The Parties have agreed on an allocation of 95% of the Final Share Purchase Price on Intland Software and of 5% of the Final Share Purchase Price on Eger Invest.

4.	Closing Statements
4.1	Preparation of Closing Statements

The Purchaser shall set up and provide a consolidated balance sheet of the Targets for all companies of Intland Group as of the Effective Date by consolidating the balance sheets of the Targets and the balance sheets of the Subsidiaries (applying the same consolidation principles as applied for the calculation of the Estimated Share Purchase Price pursuant to Exhibit 3.5) showing all balance sheet items required as of the Effective Date for the determination of the Cash, Debt and Working Capital (the "Closing Statements"), whereby the balance sheets of the companies of Intland Group shall be prepared in conformity with the principles referred to in Paragraphs (a) to (b) and the consolidated balance sheet of the Targets and Subsidiaries shall be prepared as if the respective business years were to end for accounting and tax purposes on the Effective Date;

(a)

complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität), in particular by applying the same valuation criteria (Bewertungskriterien), depreciation principles (Abschreibungsgrundsätze) and election rights (Wahlrechte) as consistently applied by Intland Group, which shall in any event (i.e. even if not in accordance with mandatory legal requirements) prevail over lit. (b) below; and

(b)	applying the applicable rules of HGB and German GAAP (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung), respectively Hungarian GAAP as regards the Hungarian Subsidiaries.

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As regards Eger Invest, the HGB Financial Statements shall be binding in accordance with Section 1.9(a) and included as relevant balance sheet for Eger Invest in the consolidation pursuant to this Section 4.1.

4.2	Delivery of Purchaser's Closing Statements

The Purchaser shall prepare or cause to be prepared the Closing Statements and shall deliver Purchaser's proposal of the Closing Statements no later than sixty (60) Business Days after the Effective Date to the Sellers. The version of the Closing Statements prepared by the Purchaser is hereinafter referred to as the "Purchaser's Closing Statements". Sellers shall provide all documents, information, assistance and explanations that Purchaser, any company of Intland Group or their respective accountants may reasonably require for the preparation of the Purchaser's Closing Statements. Purchaser shall provide, and shall procure that all Intland Group entities provide, all documents, information, assistance and explanations including upon reasonable notice and during normal business hours access to their premises, that Sellers or their respective accountants and advisors may reasonably require for the review of the Purchaser's Closing Statements.

4.3	Objections of Sellers

If the Sellers believe that the Purchaser's Closing Statements are incorrect or have not been prepared in accordance with the requirements of the Agreement, the Sellers shall inform Purchaser in writing ("Objection Notice") within thirty (30) Business Days of Sellers' receipt of the Purchaser's Closing Statements ("Objection Period") reasonably detailing, to the extent possible, what the Sellers consider being incorrect and provide an updated version of the Purchaser's Closing Statements. For the avoidance of doubt and subject to Section 1.9(a), the HGB Financial Statements cannot be objected by Sellers.

4.4	Further Procedure in Case of Objections

If the Sellers notify the Purchaser of objections to the Purchaser's Closing Statement pursuant to Section 4.3 within the Objection Period, then the Sellers and the Purchaser shall endeavour to resolve the disputed items by a mutual agreement. If the Sellers and the Purchaser reach an agreement, the revised Closing Statements, as varied by such agreement, shall replace the previously submitted Closing Statements. If and to the extent that Sellers and Purchaser fail to reach agreement within twenty (20) Business Days after receipt by the Purchaser of the Objection Notice, the Sellers and the Purchaser shall have the right to refer the matter to an independent chartered accountant who will act as expert (Schiedsgutachter) within the meaning of Section 317 BGB, and not as an arbitrator (Schiedsrichter) (the "Expert") and shall resolve the items still in dispute with binding effect for the Parties. In case Sellers and Purchaser are unable to agree on the person of the Expert, the Expert will be appointed upon written request of the Sellers or the Purchaser by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V. (IDW)), Düsseldorf, Germany. The items determined by the Expert may not be above or below the figures proposed by the Sellers and Purchaser. The Expert shall, taking account of any matters already agreed by the Sellers and the Purchaser, also determine the changes (if any) to be made to the Closing Statements, which as so changed, shall replace the previously submitted Closing Statements. The Parties shall instruct the Expert to complete its

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review and determination within forty (40) Business Days of commencing such review. The Sellers and the Purchaser shall be given the opportunity to present their views in English in writing and in at least one oral hearing. The procedure conducted by the Expert shall be carried out in English. The costs of the Expert shall be borne in the ratio of the respective winning and losing of each Party, as determined by the Expert.

4.5	Final Closing Statements

The Closing Statements shall become binding between the Parties as follows:

(a)

If Sellers do not give an Objection Notice during the Objection Period or Sellers notify Purchaser that they have no objection to the Purchaser's Closing Statements they will become final and binding on Purchaser and Sellers for the purpose of this Agreement on the earlier of the date of such notice or the expiry of the Objection Period.

(b)	If Sellers give an Objection Notice under Section 4.3, the Closing Statements shall become final and binding on Purchaser and Sellers for the purpose of this Agreement on the earlier of either:
(i)	the day on which Purchaser and Sellers resolve all contentious matters raised in the Objection Notice amongst themselves; or
(ii)	the day on which the Expert delivers his decision regarding the contentious matters.

The Closing Statements which have become binding between the Parties pursuant to this Section 4 are hereinafter referred to as the "Final Closing Statements".

4.6	Adjustment of the Share Purchase Price

If upon completion of the procedure set forth in Section 4, there is a difference between the Estimated Share Purchase Price and the Final Share Purchase Price, the difference (the "Balancing Amount"), shall be due and payable ten (10) Business Days after the Final Closing Statements shall have become binding on the Parties pursuant to Section 4.5 above as follows:

(a)

if the Final Share Purchase Price is higher than the Estimated Share Purchase Price, Purchaser shall pay the Balancing Amount (the "Upward Adjustment") to Sellers whereby any such payment shall be split between the Sellers according to the table set forth in Section 3.8;

(b)

if the Final Share Purchase Price is lower than the Estimated Share Purchase Price, the Sellers as several debtors (Teilschuldner) shall pay the Balancing Amount (the "Downward Adjustment") to Purchaser. Purchaser shall also be entitled, but not obliged to, to set off any Downward Adjustment against the Purchase Price Holdback, in which case the Purchase Price Holdback shall be reduced by such amount accordingly. The Purchaser shall also be entitled, but not obliged to, to demand a release of an amount equal to the Downward Adjustment to the Purchaser from the Escrow Amount and Sellers shall in such case issue a corresponding Release Instruction (as defined in the Escrow

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Agreement), upon such release to Purchaser, Purchaser's claim on account of the Downward Adjustment shall be satisfied.
4.7	Payments after Final Determination of Profit Transfer Claim or Loss Compensation Claim

Within ten (10) Business Days after the Final Closing Statements have become binding, but in any case at the latest six (6) months after the end of the Short Fiscal Year, the following payments shall be made:

(a)

If on the basis of the HGB Financial Statements the Profit Transfer Claim exceeds the Preliminary Profit Transfer Claim and/or the Loss Compensation Claim falls short of the Preliminary Loss Compensation Claim, Purchaser shall procure that Eger Invest pays the excess and/or shortfall amount, whichever is applicable, together with any interest accrued under the PLT Agreement, to Seller 4.

(b)

If on the basis of the HGB Financial Statements the Profit Transfer Claim falls short of the Preliminary Profit Transfer Claim and/or the Loss Compensation Claim exceeds the Preliminary Loss Compensation Claim, Seller 4 shall pay the shortfall and/or excess amount, whichever is applicable, together with any interest accrued under the PLT Agreement, to Eger Invest.

4.8	Declarations by Sellers

All declarations to be made by the Sellers throughout the procedure set forth in this Section 4 shall be made by joint declaration of all Sellers.

5.	Closing
5.1	Closing Conditions

The obligation of the Purchaser to perform the Closing Actions shall be subject to each of the following conditions (the "Closing Conditions") being either fulfilled or jointly waived by the Sellers and Purchaser:

(a)	IP Transfer Agreements with Seller 1, Seller 2 and Seller 3

Each of Seller 1, Seller 2 and Seller 3 have entered into IP transfer agreements substantially in the form as attached hereto as Exhibit 5.1(a) with Intland Software, confirming the transfer respectively licensing of the rights which the relevant Seller holds in the software developed by such Seller for Intland Software or any other relevant company of Intland Group.

(b)	Consent by competent Tax Authorities

The competent Tax Authorities have granted their consent to change Eger Invest’s fiscal year and to introduce the Short Fiscal Year (as defined below).

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(c)	Change of fiscal year of Eger Invest

The fiscal year of Eger Invest was changed to the period from the day immediately following the Effective Date to the anniversary of the Effective Date (e.g. 1 May 2022 to 30 April 2023) with simultaneous implementation of the 2022 short fiscal year (Rumpfgeschäftsjahr) for the period from 1 January 2022 until and including the Effective Date (the "Short Fiscal Year") by amending the articles of association of Eger Invest with the prior consent of the Tax Authorities and with corresponding entry of the amendment to the articles of association in the commercial register.

5.2	All Reasonable Best Efforts and Notification of Fulfilment of Closing Conditions

Each Party shall use reasonable best efforts to fulfil the Closing Conditions without undue delay. As soon as a Closing Condition has been either fulfilled or waived (and again once all of the Closing Conditions have been either fulfilled or waived), the Sellers and Purchaser shall mutually notify each other thereof.

5.3	Withdrawal
(a)

In the event that any of the Closing Conditions has neither been fulfilled nor duly waived within six (6) months after the Signing Date, any Party may withdraw from this Agreement, provided that the non-fulfilment of the Closing Conditions is not based on a default by the withdrawing Party against its obligations in the Agreement.

(b)

The withdrawal by a Party must be declared in accordance with Section 16 to the relevant other Party/Parties. The withdrawal shall be deemed void and shall not have any effect if at the time when the notice is received by the respective other Party/Parties all relevant Closing Conditions have been either fulfilled or jointly waived. The effect of a withdrawal shall be limited to eliminating the obligations of the Parties to consummate this Agreement and shall not prejudice any claims the relevant Party/Parties may have on the basis of any circumstances relating to the non-fulfillment of any Closing Condition or otherwise. The provisions of this Section 5.3 and Sections 16 through 20 shall survive a withdrawal.

5.4	Closing

The scheduled Closing Date shall be the last Business Day of the month in which the Closing Condition pursuant to Section 5.1(b) has been fulfilled or waived or any other date as agreed upon by the Parties (such date, the "Scheduled Closing Date"). In case the Closing Condition pursuant to Section 5.1(b) has been fulfilled or waived less than 15 Business Days prior to the end of a respective calendar month, the Scheduled Closing Date shall be the last calendar day of the following calendar month, unless the Parties agree otherwise. Should the Closing Condition pursuant to Sections 5.1(c) not have been fulfilled on the Scheduled Closing Date, the Parties shall endeavor to take any reasonable measures to implement the Short Fiscal Year as of the next reasonably possible month’s end and shall use their reasonable best efforts to take any required measures in this regard and to agree on a new Scheduled Closing Date. On the Scheduled Closing Date, subject to all Closing Conditions being and continuing to be fulfilled or waived, the Parties shall meet at the offices of Hogan Lovells, Karl-Scharnagl-Ring 5, 80539 Munich, or at such other location as mutually agreed upon by the Parties, where the following

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events (the "Closing Actions" which in their entirety shall constitute the "Closing") shall take place simultaneously (Zug-um-Zug) with the other Parties taking their respective Closing Action(s):

(a)	Intland Software and Seller 1, Seller 2 and Seller 3, respectively, shall enter into new service/employment agreements substantially in the form as attached as Exhibit 5.4(a);
(b)	Sellers and the respective companies of Intland Group shall effect the management changes described in Exhibit 5.4(b);
(c)	Seller 4 and Eger Invest shall execute the termination agreement regarding the termination of the PLT Agreement pursuant to Section 1.7(b);
(d)	Eger Invest shall pay to Seller 4 in cash an amount equal to the Preliminary Profit Transfer Claim (if any);
(e)	Seller 4 shall pay to Eger Invest in cash an amount equal to the Preliminary Loss Compensation Claim (if any);
(f)	Purchaser shall pay the Seller 1 Closing Payment in US$ to Seller 1 as set forth in Section 3.9(a)(i);
(g)	Purchaser shall pay the Seller 2 Closing Payment in US$ to Seller 2 as set forth in Section 3.9(a)(ii);
(h)	Purchaser shall pay the Seller 3 Closing Payment in US$ to Seller 3 as set forth in Section 3.9(a)(iii);
(i)	Purchaser shall pay the Seller 4 Closing Payment in US$ to Seller 4 as set forth in Section 3.9(a)(iv); and
(j)	Purchaser shall pay the Escrow Amount in US$ to the Escrow Agent as set forth in Section 3.9(a)(v).

The day on which all Closing Actions have taken place, respectively been waived by the respective other Party/Parties not obliged under the relevant Closing Action, the "Closing Date". Once all Closing Actions have taken place, respectively been waived, the Parties shall execute the closing confirmation attached hereto as a draft as Exhibit 5.4 (this closing confirmation the "Closing Memorandum"). The Parties agree that the Closing Memorandum shall serve as irrefutable evidence that all Closing Conditions have been satisfied or, respectively, duly waived and the Closing Actions have been taken or, respectively, duly waived and that the Closing of this Agreement has taken place,  it being understood that the transfer of the Sale Shares shall only become effective on the Transfer Date.

5.5	Evidence of Transfer

Immediately upon execution of the Closing Memorandum, the Sellers shall provide the acting notary and the Purchaser with a scan copy thereof via e-mail to Franck@2900600.com and jkateman@ptc.com. The Parties and the notary are in agreement that such copy shall constitute

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the evidence (Nachweis) of the transfer of the Sale Shares required by Section 40 para. 1 sentence 1 and 2 GmbHG. Upon receipt of the copy of the Closing Memorandum, however, not before the Transfer Date, the notary shall submit the shareholder lists (Gesellschafterlisten) to the commercial register together with the certification (Bescheinigung) pursuant to Section 40 para. 2 sentence 2 GmbHG.

In case all Closing Actions have taken place, respectively been waived by the respective other Party/Parties not obliged under the relevant Closing Action, but the Closing Memorandum was not executed or the acting notary was not provided with a copy thereof within four days after the Closing Date, the Purchaser and the Sellers shall each be entitled to provide evidence that the Closing Payments have been made by Purchaser (and therefore the condition precedent for the transfer (dingliche Übertragung) of the Sale Shares according to Section 2.1(e) was fulfilled), by providing the acting notary with records of payment for each of the Closing Payments. The Parties and the acting notary are in agreement that such records of payment shall constitute the evidence (Nachweis) of the transfer of the Sale Shares required by Section 40 para. 1 sentence 1 and 2 GmbHG. Upon receipt of such records of payment, the notary shall submit the shareholder lists (Gesellschafterlisten) to the commercial register together with the certification (Bescheinigung) pursuant to Section 40 para. 2 sentence 2 GmbHG.

6.	Representations and Warranties of Sellers
6.1	Representations and Warranties
(a)

The Sellers (i) as individual debtors (Einzelschuldner) to the extent a statement relates only to the individual relevant Seller or to the relevant Sale Shares sold by such relevant Seller and (ii) as partial debtors (Teilschuldner) in case of any other statement hereby represent and warrant to the Purchaser by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements set forth in Exhibit 6.1 ("Sellers' Warranties") are correct on the Signing Date, unless a Sellers’ Warranty is explicitly made as of a different date, in which case such Sellers’ Warranty shall be correct only as of such different date. The Fundamental Warranties are also made as of the Closing Date. In the event that more than one Seller is liable under or in connection with this Agreement, the liability of each liable Seller shall be in proportion of the Share Purchase Price received by such Seller (i.e. liability of each Seller pro rata only). Sellers’ Warranties which are made to Sellers’ Best Knowledge are in any event solely made as of the Signing Date. Any information Fairly Disclosed in any Annex to this Agreement shall constitute a disclosure against all Sellers’ Warranties even if contained in an Annex that only refers to a specific Sellers’ Warranty. None of the Sellers Warranties is given in relation to any Tax matters and Purchaser shall not be entitled to claim any Losses in the form of Taxes based on a Warranty Breach.

(b)

No Sellers’ Warranty shall qualify as a quality agreement within the meaning of Section 434 (1) BGB (Beschaffenheitsvereinbarung) or as a guarantee of condition within the meaning of Sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

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(c)

The Sellers’ Warranties (other than the Fundamental Warranties) solely serve risk allocation purposes in accordance with the rights and remedies of Purchaser for an incorrectness of a Sellers’ Warranty pursuant to this Agreement and as a reference point and basis for the W&I Insurance in accordance with Section 8.2. The granting of the Sellers’ Warranties shall therefore not imply that Sellers have made any examinations or verifications of whatever nature with regard to the correctness of the Sellers’ Warranties or any Annex to the Sellers’ Warranties beyond any inquiry procedures explicitly set forth herein. The lack of any such examinations or verifications by Sellers shall, as such, in no event be regarded as acting in a fraudulent manner (arglistiges Verhalten).

6.2	Sellers' Best Knowledge

If and to the extent any of the representations or warranties of Sellers in Exhibit 6.1 are made to "Sellers' Best Knowledge", such representation or warranty is only breached if any of the persons listed in Exhibit 6.2(1) had actual knowledge of the relevant facts after a due inquiry of the individuals listed in Exhibit 6.2(2). There shall be no obligation of Sellers to inquire with the individuals listed in Exhibit 6.2(2) other than sending out a customary due inquiry letter containing also a copy of Exhibit 6.1 and considering any answers by such individuals prior to the Signing Date. The listing of the relevant persons shall only be relevant for the determination of Sellers’ Best Knowledge under this Section 6 and shall not serve as a basis or argument for attributing (zurechnen) their knowledge to any Seller for any other purposes.

6.3	No other Warranties or Statements of Sellers

Except for the Sellers’ Warranties and the Tax Warranties, none of the Sellers make or grant any representation or warranty or any other statement whether express or implied, and Sellers hereby disclaim any other representation or warranty or any other statement, whether made by Sellers or any of their Affiliates or any of their respective directors, employees, advisors or other representatives, with respect to or in connection with Intland Group, the Sale Shares, the business of Intland Group, the execution or consummation of this Agreement or any agreements entered into in connection herewith or with the Transaction. In particular, Sellers make no representation or warranty with respect to

(a)

any projections, estimates or budgets delivered or made available to Purchaser, the Affiliates of Purchaser or their respective directors, employees, advisors or other representatives, or any future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business of Intland Group.

(b)

unless set forth otherwise in this Agreement (including any Exhibits and Annexes), any other information or documents made available to Purchaser, the Affiliates of Purchaser or their respective directors, employees, advisors or other representatives with respect to the business of Intland Group in the transaction process.

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7.	Remedies
7.1	Breach and Claim Procedure
(a)

The Purchaser shall notify the Sellers in writing in the event of any alleged breach of any of the Sellers' Warranties (a "Warranty Breach") as well as in the event of a breach of any obligation of Sellers under or in connection with this Agreement (other than under or in connection with Section 10) and of any indemnity claim under this Agreement (other than under Section 10), such as a claim under a Sellers’ Indemnity or under Section 11.3 (an "Other Agreement Breach" and collectively with the Warranty Breach each also a "Breach") (such notification the "Breach Notification"). The Breach Notification shall be made without undue delay, but in any case no later than fifteen (15) Business Days after the Purchaser gained actual knowledge of all relevant facts and circumstances of the alleged Breach, which shall be described in reasonable detail in the Breach Notification. The failure of the Purchaser to comply with sentences 1 and 2 of this Section 7.1(a) shall not exclude or limit the claims of the Purchaser under this Agreement unless and to the extent such failure has increased the Loss or otherwise materially prejudiced the Sellers to mitigate the damages.

(b)

Purchaser shall, and shall procure that Intland Group will, allow Sellers and their managing directors, employees, advisors and other representatives to investigate the matter or circumstance alleged to give rise to a notified Purchaser Claim. Purchaser shall, and shall procure that Intland Group will, give such information and assistance as may be reasonably required by Sellers or their managing directors, employees, advisors or other representatives in connection with their investigation, including reasonable access during normal business hours to Purchaser’s and Intland Group’s premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, in order to enable the Sellers to fully assess the alleged Breach and the resulting Losses, except for any actions which would impair legal privilege of the Purchaser or any company of Intland Group.

7.2	Compensation
(a)

Subject to Section 8 hereof, in the event of a Warranty Breach, the relevant Seller(s) shall put Purchaser or, at Purchaser’s election, the relevant company of Intland Group into the position it would have been in if the Sellers’ Warranty had not been incorrect or the obligation of Sellers had not been breached (restitution in kind; Naturalrestitution). If and to the extent Sellers have not effected restitution in kind within thirty (30) Business Days after receipt of notice pursuant to Section 7.1, Purchaser shall solely be entitled to request from the relevant Seller(s) payment of damages (Schadensersatz in Geld) to Purchaser or, at Purchaser’s election, to the relevant company of Intland Group for the Losses incurred by Purchaser or the relevant company of Intland Group as a result of the incorrectness of the Sellers’ Warranty or the breach of the obligation of a Seller, as applicable. Sellers shall at any time be entitled to render payment of damages (Schadensersatz in Geld) instead of restitution in kind (Naturalrestitution). Warranty claims of Purchaser pursuant to this Section 7.2(a) shall be referred to as "Purchaser

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Warranty Claims, claims based on an Other Agreement Breach shall be referred to as "Purchaser Other Agreement Claims " and collectively each also a "Purchaser Claim".
(b)

"Losses" shall mean damages (Schäden) within the meaning of Sections 249 et seqq. BGB which have been actually incurred by Purchaser or a company of Intland Group (calculated on a Euro-for-Euro basis) including reasonably foreseeable indirect damages (mittelbare Schäden) or reasonably foreseeable consequential damages (Folgeschäden) but excluding any (i) potential or actual reduction in value (Minderung) of the Sale Shares, Intland Group or its business, (ii) lost profits (entgangener Gewinn), (iii) losses caused by business interruption (Betriebsunterbrechungsschäden), (iv) Taxes, (v) internal administration and overhead costs, (vi) not reasonably foreseeable indirect damages (mittelbare Schäden) or not reasonably foreseeable consequential damages (Folgeschäden), (vii) frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, and (viii) damages based on the allegation that the Final Share Purchase Price or any portion thereof has been calculated or determined based on incorrect assumptions or would otherwise have been different in the absence of the respective breach or non-fulfillment. In no event shall any valuation methods (e.g. multipliers) be taken into account in determining the amount of Losses or shall give rise to or increase any damages to be compensated by Sellers.

(c)

In the event of the incorrectness of a Sellers’ Warranty contained in Section 5 of Exhibit 6.1, the Losses shall equal the amount which is necessary to put the respective company of Intland Group in the position as if the Sellers’ Warranty had not been breached (filling of balance sheet, Bilanzauffüllung), provided that if the Sellers’ Warranty is breached because a provision for a certain matter has not been made at all, or not in the appropriate amount, Losses shall not exceed the difference between the actual (or reasonably expected) damage or detriment of the relevant company of Intland Group as determined on the basis of the facts and circumstances known at the time the Purchaser Warranty Claim is settled or finally tried in an arbitral tribunal (Schluss der letzten mündlichen Verhandlung) and the amount of the provisions actually made in the Financial Statements (as defined in Exhibit 6.1).

7.3	Exclusion of Purchaser Claims

Sellers shall not be liable for, and Purchaser shall not be entitled to bring, any Purchaser Claim if and to the extent that:

(a)	the facts or circumstances giving rise to the claim have been taken into account as a deduction item in the calculation of the Final Share Purchase Price;
(b)

Purchaser, any Affiliate of Purchaser, or any company of Intland Group actually received compensation from a third party, including under any insurance policy (including the W&I Insurance); in case of a recoverable (but not yet recovered) claim for compensation, repayment or indemnification against a third party, Purchaser shall and shall procure that the relevant company of Intland Group will (to the extent permitted by law), assign and transfer such compensation claim to the Sellers;

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(c)	Purchaser, any Affiliate of Purchaser or, after the Effective Date, any company of Intland Group has failed to mitigate damages as provided in Section 254 BGB;
(d)

the matter to which the claim relates was caused by the passing of or any change in any law, or in the interpretation or application thereof by any administrative body or court, after the Signing Date;

(e)	the facts or circumstances giving rise to the claim result from a measure or omission of any Seller or any of its Affiliates after the Signing Date approved by Purchaser;
(f)	the matter to which the claim relates was, on the date hereof, reflected in any relevant commercial register (Handelsregister); and
(g)

– with regard to Purchaser Warranty Claims only, but not with regard to any Purchaser Other Agreement Claims – the facts or circumstances giving rise to the claim (i) were actually known by any member of the deal team of Purchaser, listed in Exhibit 7.3(g), or (ii) were Fairly Disclosed in this Agreement or any Exhibit, Annex or schedule hereto. "Fairly Disclosed" (or "Fair Disclosure") means fairly and specifically disclosed in such a manner and in such detail that allows a reasonably diligent purchaser with the assistance of professional advisors to, on the face of relevant documents, make an informed assessment of the nature and the scope of the matter disclosed and the consequences thereof. In case a Fair Disclosure is made in an Annex to Exhibit 6.1, such disclosure shall be made against all Sellers' Warranties.

7.4	Further Exclusion of Purchaser Warranty Claims

Sellers shall not be liable for, and Purchaser shall not be entitled to bring, any Purchaser Warranty Claim if and to the extent the facts or circumstances giving rise to a Purchaser Warranty Claim also give rise to a claim under the Sellers` Indemnities in which case the Sellers shall be liable under the Sellers’ Indemnities only.

7.5	Special Sellers' Indemnities
(a)

The Sellers shall as joint and several debtors indemnify and hold harmless the Purchaser or – at the Purchaser's discretion – the respective company of the Intland Group, from all losses, liabilities, obligations, costs, additional claims and other disadvantages (including contractual penalties, consultancy fees, Taxes (other than any Taxes treated pursuant to Section 10), fines, judicial and extrajudicial expenses and other costs) ("Indemnifiable Damages") arising out of or in connection with

(i)

a potential misclassification of former or current employees of any company of Intland Group as freelancers, agents or similar independent and self-employed co-workers; provided however that Sellers’ liability shall only extend to Indemnifiable Damages arising until the first date as of which the agreement with such persons can be terminated by the relevant Intland Group Company after the Effective Date;

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(ii)

a potential illegal employee leasing based on the "Expatriate Contract of Employment" dated 21 December 2021, according to which an employee of Intland Cloud BT works as "Senior Software Engineer / Software Architect" at Seller 4;

(iii)

a potential illegal employee leasing based on the service agreements entered into between (i) Intland Retina BT and Adroit Group Korlátolt Felelösségü Társaság on 9 July 2021 and/or (ii) Intland Solutions BT, Intland Professional Services BT and United Consult Zrt. on 21 September 2021 as modified on 10 December 2021 and 20 December 2021; provided however that Sellers’ liability shall only extend to Indemnifiable Damages arising until and including June 2022;

(iv)

any former or current employee, freelancer, contractor or other third party which has contributed Intellectual Property Rights to the Intland Group Software (as defined in Exhibit 6.1) (“Software Developer”) or any assignee, licensee or other legal successor (Rechtsnachfolger) in any Intellectual Property Rights created by any such Software Developer claiming rights in the Intellectual Property Rights created by such Software Developer in the Intland Group Software;

(the "Sellers' Indemnities")

in each case to the extent the specific matter has not been taken into account in the Final Closing Statements and already resulted in a corresponding reduction of the Final Share Purchase Price.

(b)

The limitations set out in Sections 8.1 and 8.2 shall not apply to the Sellers' Indemnities (or any individual Sellers' Indemnity) and Sellers shall be liable for (and Purchaser shall be entitled to recovery of) the full amount of all Indemnifiable Damages arising out of or in connection with any Sellers' Indemnity.

(c)

Any compensation to be made by the Sellers for any Sellers' Indemnity shall be made within five (5) Business Days after the Sellers have been notified in writing by Purchaser about the payment obligation.

7.6	Corresponding Benefits; No Double Dip
(a)

When determining the liability of any Seller under this Agreement, all reasonably quantifiable benefits and savings which Purchaser, any Affiliate of Purchaser or any company of Intland Group has received in connection with the relevant matter (including Tax benefits and other reductions of Taxes) shall be taken into account and Sellers shall not be liable in any respect to the extent of any such benefits and savings.

(b)

Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any liability, loss, cost, shortfall, damage, breach or other set of circumstances which give rise to more than one claim.

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7.7	Procedure for Defending Third Party Claims
(a)

If a third party asserts or threatens to assert any claim against Purchaser or any company of Intland Group, or if Purchaser or any company of Intland Group is subjected to any audit or examination by any public authority, in each case based on facts or circumstances which are reasonably likely to give rise to a Purchaser Claim (each a "Third Party Claim"), Purchaser shall, notwithstanding its obligations pursuant to Section 7.1, give Sellers notice of such Third Party Claim without undue delay, but in any event no later than within ten (10) Business Days after Purchaser or any company of Intland Group has learned of any of the aforementioned actions or circumstances. The provisions of Sections 7.1(a) and (b) shall apply accordingly.

(b)	Defense of Third Party Claims

Subject to Section 7.7(c) which shall prevail for the defense of Third Party IP Claims, the following shall apply with regard to the defense of Third Party Claims:

(i)

Upon Sellers' request, the Purchaser shall ensure that the respective company of the Intland Group defends the Third Party Claim by all reasonably appropriate proceedings. Purchaser shall keep Sellers reasonably informed about the status of the proceedings. Purchaser shall conduct such proceedings in good faith using reasonable endeavors to take the interests of the Sellers into account. In no event shall Purchaser or the company of the Intland Group be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement in relation to a Third Party Claim without Sellers' prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(ii)	Purchaser shall
(1)

take such action (or cause  relevant company of Intland Group to take such action) as Sellers may request in their reasonable discretion to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including raising counter claims or other claims against third parties) in the relevant company of Intland Group's sole corporate interest;

(2)	otherwise conduct the defense against the Third Party Claim with due care in order to avoid or minimize any damages or costs resulting therefrom for the Sellers or the companies of Intland Group.
(iii)

In particular, upon request of the Sellers and to the extent legally possible, Purchaser shall allow and authorize the Sellers to participate to the conduct of the defense against the Third Party Claim, in particular by authorizing and allowing the Sellers (to the extent legally possible) to

(1)	participate to negotiations with the claimants of the Third Party Claim;

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(2)	participate in any audits and administrative or judicial proceedings and in particular in any hearings, meetings and telephone or video conferences relating thereto;
(iv)

Purchaser undertakes to consult in good faith with the Sellers as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed, in a way that does not adversely impact the ability of the relevant company of Intland Group to do business with the claimant.

(c)	Defense of Third Party IP Claims

In case of asserted or impending indemnity claims by a Software Developer in accordance with Section 7.5(a)(iv) ("Third Party IP Claim"):

(i)

Upon receipt of a notice of a Third Party IP Claim, the Sellers shall be entitled, by notice to the Purchaser delivered within twenty (20) Business Days of the receipt of notice of such Third Party IP Claim, to assume the defense and control of such Third Party IP Claim (at the expense of Sellers) provided

(1)	that the Sellers shall not be entitled to assume the defense and control of such Third Party IP Claim, if and to the extent
(x)	the Third Party IP Claim seeks an injunction or any cease and desist order (Unterlassung) against Purchaser or any of its Affiliates,
(y)	the Third Party IP Claim is made on the basis of assigned rights by a third party other than the original Software Developer, and/or
(z)	the Third Party IP Claim exceeds the Sellers' Indemnities Cap

and

(2)

that if the Sellers assume the defense and control of such Third Party IP Claim the Sellers shall allow the Purchaser a reasonable opportunity to participate in the defense of such Third Party IP Claim.

(ii)

If the Sellers have assumed the defense and control of a Third Party IP Claim, they shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party IP Claim, in their sole discretion and without the consent of any Purchaser; provided, that such settlement or judgment does not involve any injunctive or other equitable relief or finding or admission of any violation of law or admission of any wrongdoing by Purchaser or any of its Affiliates and expressly unconditionally releases the Purchaser and its Affiliates from all liabilities with respect to such Third Party IP Claim, including, for the avoidance of doubt, granting Purchaser and its Affiliates unlimited, royalty-free and exclusive use and – if applicable – ownership rights in the Intellectual Property Rights claimed by the third party with the Third Party IP Claim.

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(iii)

If (i) the Sellers do not assume the defense and control of any Third Party IP Claim pursuant to this Section 7.7(c) or if (ii) Sellers are not entitled to assume the defense and control of such Third Party IP Claim pursuant to Section 7.7(c)(i)(1), Section 7.7(b) shall apply to the defense of such Third Party IP Claim.

(d)	Costs
(i)

Any costs, out-of-pocket and other expenses (including attorney's and court fees) incurred in defending against the Third Party Claim shall be borne by Sellers if and to the extent Sellers were in breach with a Sellers' Warranty or if the Third Party Claim entails a claim under a Sellers' Indemnity.

(ii)

In case Sellers were not in breach with a Sellers' Warranty and if the Third Party Claim does not entail a claim under a Sellers' Indemnity, each Party shall bear its own costs, out-of-pocket and other expenses (including attorney's fees) and costs incurred that cannot be allocated to a Party (e.g. court fees) shall be borne by Purchaser.

8.	Limitations to Sellers' Liability
8.1	Threshold to Purchaser's claims

The Purchaser shall only be entitled to any claims for a Warranty Breach, if and to the extent

(a)	the Loss resulting from an individual Warranty Breach exceeds an amount of US$ 100,000.00 (the "De Minimis Amount"); and
(b)

the aggregate of all Losses resulting from individual Warranty Breaches exceeding the De Minimis Amount exceed a one-time threshold of US$ 1,000,000.00, in which case Purchaser shall be entitled to recovery of the full amount of all claims (Freigrenze) (the "Tipping Basket").

This Section 8.1 shall not apply to a breach of a Tax Warranty or any Breaches of a Fundamental Warranty. "Fundamental Warranties" shall be the Sellers' Warranties in Clauses 3.1, 3.2, 3.3, 3.4, 3.8 (Corporate Structure) and 4 (Subsidiaries, Branches) of Exhibit 6.1.

8.2	W&I Insurance
(a)

Purchaser has taken out a warranty & indemnity insurance under an insurance policy, without any coverage for the Tax Warranties and the Tax Indemnity pursuant to Section 10.4, to be executed on or around the Signing Date upon consultation with the Sellers, a final draft of which is attached hereto as Exhibit 8.2(a) for information purposes (the "W&I Insurance" and the relevant insurance provider(s) as identified therein, the "Insurer"). Section 17, last two sentences shall apply. The Sellers’ Warranties (other than the Fundamental Warranties) are agreed by Sellers with the intention that they serve as a reference point and basis for the W&I Insurance and that any liability of Sellers arising therefrom shall be excluded to the largest extent permitted under applicable law.

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(b)

The liability of Sellers for any claims arising from or in connection with any Warranty Breach (other than a Fundamental Warranty or, for the avoidance of doubt, a Tax Warranty) shall be fully excluded and be EUR 0 (the "W&I Liability Exclusion"). Consequently, Purchaser’s sole recourse, if any, for any Warranty Breach (subject to Section 8.2(a), other than a Fundamental Warranty or, for the avoidance of doubt, a Tax Warranty) shall be against the Insurer under the W&I Insurance. Purchaser acknowledges and agrees that the validity and collectability risk in respect of the W&I Insurance shall solely and irrevocably be borne by Purchaser and shall in no event affect the W&I Liability Exclusion.

(c)

To the extent permitted under applicable law, Purchaser shall procure that the Insurer waives and excludes any subrogation of claims against Sellers (Anspruchsübergang) to the Insurer and any other right of recourse against Sellers in connection with the W&I Insurance.

(d)

Sellers' own liability for Breaches of the Fundamental Warranties as well as any other claims under this Agreement (e.g. claims for breaches of a Tax Warranty and under the Tax Indemnity pursuant to Section 10) shall remain unaffected.

8.3	Additional monetary Limitations
(a)

Notwithstanding anything to the contrary in this Agreement the aggregate liability of each Seller for any and all claims under or in connection with this Agreement shall in no event exceed the portion of the Final Share Purchase Price actually received by such Seller.

(b)	The aggregate liability of the Sellers under any and all Sellers’ Indemnities shall in any case not exceed US$ 25,000,000.00 (the "Sellers’ Indemnities Cap").
8.4	Time Limitations

All claims of Purchaser on account of a Breach shall be time-barred within twenty four (24) months after the Effective Date, except for claims of Purchaser (i) based on a breach of (x) the Fundamental Warranties or (y) the Sellers' Warranties of Clause 11 of Exhibit 6.1 (Intellectual Property Rights), which shall be time-barred within seven (7) years after the Effective Date, (ii) based on a Sellers' Indemnity pursuant to Section 7.5 which shall be time-barred within three (3) years after the Effective Date, (iii) pursuant to Section 10 (including, for the avoidance of doubt, claims based on a breach of a Tax Warranty) which shall become time-barred pursuant to Section 10.12. Claims arising as a result of wilful or intentional breaches of Sellers' obligations under this Agreement shall be time barred in accordance with the statutory rules. Section 203 sentence 1 BGB shall not apply. Any limitation period pursuant to this Agreement shall be tolled (gehemmt) only by filing of a statement of claims (Klageerhebung) with the arbitral tribunal in accordance with Section 20.9.

8.5	Exclusions

None of the limitations to Sellers' liability under this Agreement (including without limitation in Sections 8.1 and 8.2) shall apply to (i) the primary performance obligations under this Agreement, and (ii) subject to Section 8.3(a), any damage claims for non-performance thereof as well as (iii)

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in the event of fraud or willful misconduct of Sellers. Sellers shall not be liable for intentional or willful misconduct (Vorsatz) or fraud (Arglist) of any auxiliary persons (Erfüllungsgehilfen) within the meaning of Section 278 BGB. To the extent permitted under applicable law, any attribution of knowledge (Wissenszurechnung) to any Seller shall, to the extent such attribution would lead to any right or remedy against any Seller, be excluded, except as otherwise explicitly provided for in this Agreement.

8.6	Exclusion of Statutory Rights

The Sellers and the Purchaser hereby agree that the remedies which the Purchaser may have against the Sellers for any breach of the Sellers' Warranties are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to the Purchaser for any breach of the Sellers' Warranties. All other rights or remedies of any legal nature which Purchaser otherwise has against Sellers under or in connection with this Agreement or the transactions contemplated hereunder, provided that (i) any rights or remedies of Purchaser expressly provided by this Agreement and (ii) rights of Purchaser for breach of obligations expressly provided by this Agreement remain unaffected, are hereby waived by Purchaser and excluded to the largest extent permitted under applicable law, in particular any (i) right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) of the transactions contemplated hereunder (e.g. by way of großer Schadensersatz), (ii) claims for breach of pre-contractual obligations (culpa in contrahendo, including claims arising under Sections 241 (2), 311 (2) and (3) BGB) or ancillary obligations (positive Forderungsverletzung, including claims arising under Sections 280, 282 BGB), (iii) claims in connection with frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (iv) claims for defects of the sold assets (Mängelrechte) under Sections 434 et seqq. BGB, (v) rights to rescind (anfechten) or otherwise terminate this Agreement and (vi) other statutory rights or remedies.

9.	Representations and Warranties of the Purchaser
9.1	Purchaser’s Representations and Warranties

Purchaser represents and warrants to Sellers by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) BGB that the statements set forth hereafter are true and correct as of the Signing Date and will be true and correct as of the Transfer Date, unless a statement is explicitly made as of a different date, in which case such statement shall be correct only as of such different date:

(a)	Purchaser is a company duly established and validly existing under the laws of Ireland.
(b)

This Agreement constitutes a legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution and consummation of this Agreement by Purchaser and the performance of the transaction contemplated hereunder by Purchaser does not violate any judicial or governmental order or public law restrictions which are applicable to the Purchaser.

(c)	The Purchaser and its representatives have the right, power and authority to execute and deliver this Agreement.

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(d)

There is no action, suit, investigation or other proceeding pending against or threatened against or affecting Purchaser which in any manner challenges or seeks to prevent, enjoin from, alter or materially delay the execution or consummation of this Agreement or the performance of the transactions contemplated hereunder.

(e)

As of the Signing Date, no insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable laws are pending regarding Purchaser and Purchaser is not required under applicable laws to file for any such proceeding.

(f)

As of the Signing Date, all information provided by or on behalf of Purchaser to Sellers concerning Purchaser and its Affiliates with respect to and in preparation of any filings to be made with competent public authorities for the Transaction, including those to obtain any merger control clearances and any potential further governmental clearances/approvals, is complete, correct and not misleading. Any assessments provided by or on behalf of Purchaser to Sellers in this regard have been prepared in good faith and with due care. On the basis of the information on Intland Group and its business provided by Sellers to Purchaser and/or its Affiliates until the Signing Date, the Transaction and its consummation do not require any approval by or filing with any authorities.

(g)	The Purchaser has sufficient immediately available funds or binding financing commitments to pay the Final Share Purchase Price.
(h)	Purchaser is acquiring the Sale Shares on its own account, and not for or on behalf of any third party.
(i)

Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder, agent or other third party with respect to the Transaction for which any Seller could become wholly or partly liable, unless explicitly agreed otherwise by Sellers (e.g. regarding the W&I Insurance).

9.2	Purchaser’s Indemnity

In the event that Purchaser is in breach of any representation and warranty under Section 9.1, Purchaser shall indemnify and hold harmless Sellers from any damages incurred by Sellers. Sections 8.1, 8.4, 8.5 and 8.6 shall apply mutatis mutandis, provided that any representation and warranty under Section 9.1 shall be deemed a Fundamental Warranty.

10.	Tax Indemnity and Tax Matters
10.1	Definitions

"Relevant Tax Matter" means any (announced) audit, assessment, dispute, or other formal measure taken by or vis-à-vis a Tax Authority, in each case relating to any matter that (i) is understood by a prudent view to potentially giving rise to (or increase) a Tax indemnification claim of the Purchaser under this Section 10 or any claim of a Seller under Sections 10.8 through 10.11, or (ii) has under applicable Tax Law a foreseeable impact on the Tax position of any Seller.

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"Tax" or "Taxes" shall mean any tax (Steuer) and tax related ancillary obligation (steuerliche Nebenleistung) within the meaning of Section 3 AO or the relevant provisions under applicable foreign law, as well as any contributions (Beiträge oder Gebühren) to social security systems and other public law levies/dues (öffentlich-rechtliche Abgaben) and customs duties, including any interest, penalty, accessory charge or addition thereto, which are assessed, charged, levied or collected by any domestic or foreign governmental authority responsible for the assessment, administration or collection of Taxes ("Tax Authority") irrespective whether the aforementioned tax/contribution/levy/due (i) is owed as taxpayer or as obligor of a tax/contribution/levy/due owed by another party (Haftungsschuld) or (ii) is assessed, to be prepaid, to be withheld or payable by law or (iii) is owed as a liability as a result of being a member of a Tax group or party to an agreement with regard to the assumption or payment of Taxes owed to the Tax Authority by another person (e.g. under a tax indemnity), but excluding, for the avoidance of doubt, deferred taxes and any obligation to repay unlawfully granted state aid.

"Tax Law" shall mean any laws, interpretations of the laws, opinions and decisions by Tax Authorities and decisions of Tax courts, in each case relating to or imposing any Tax.

"Tax Refund" shall mean any repayment of any Tax above US$ 1,000 received in cash, by way of set-off or other form of settlement of the refund.

"Tax Returns" shall mean each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax under applicable Tax Law, including any amendment thereof or attachment thereto.

"VAT" shall mean value added tax within the meaning of the Council of the European Union Directive 2006/112/EC of November 28, 2006 on the common system of value added tax (as amended from time to time, "VAT Directive") and the local value added tax laws of the European member states implementing the VAT Directive.

10.2	Tax Warranties

The Sellers as partial debtors (Teilschuldner) hereby represent and warrant to the Purchaser by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) BGB that the statements set forth in Section 10.2(a) through Section 10.2(f) (each a "Tax Warranty" and collectively the "Tax Warranties") are correct on the Signing Date.

(a)

Except as set forth in Exhibit 10.2(a), all Tax Returns required to be filed by or on behalf of any company of the Intland Group with any Tax Authority have been duly and timely filed in accordance with applicable Tax Law.

(b)

All material records, documents and photocopies which the companies of the Intland Group are required to prepare, produce and keep for Tax purposes under applicable Tax Law, including any documentation relating to transfer pricing, have been – in accordance with applicable Tax Law – duly prepared, produced and are available to the companies of the Intland Group.

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(c)

There (i) exist no pending, announced or threatened Tax audits or comparable administrative investigations or opposition proceedings (Einspruchsverfahren) or court proceedings for the assessment, adjustment or collection of Taxes of the companies of the Intland Group, and (ii) are no remedies (Rechtsbehelfe) in respect of any Tax Refund pending for the companies of the Intland Group.

(d)

Other than under the PLT Agreement, the companies of the Intland Group are currently not and have never been a party to or bound by any Tax sharing agreement, Tax allocation agreement or similar contract in relation to a Tax consolidation scheme.

(e)

With respect to the assessment or payment of Tax, no Tax rulings or comparable binding commitments have been received by the companies of the Intland Group from any Tax Authority, except for those listed in Exhibit 10.2(e). There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the companies of the Intland Group are subject and no requests for such waivers are pending.

(f)

Each company of the Intland Group is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, permanent representative or other place of business in that country.

10.3	Breach of a Tax Warranty

In case of a breach of any of the Tax Warranties, Purchaser shall only be entitled, by way of a cash payment, to claim damages in the form of Losses other than Taxes, i.e. Purchasers may not claim the payment of Taxes based on Sections 10.2 and 10.3, and also any other remedy than the payment of such Losses shall be excluded (such as a restitution in kind). The provisions of Sections 7.1, 7.3 - with the exception of Sections 7.3(d) and 7.3(g) - and 10.11 shall apply mutatis mutandis.

10.4	Tax Indemnity

Subject to the provisions contained in this Agreement, the Sellers shall as partial debtors (Teilschuldner) under application of the split set forth in Section 3.8 indemnify and hold harmless the Purchaser, or – at the Purchaser's discretion – the respective company of the Intland Group, from and against any Taxes which have been or will be imposed on any company of the Intland Group (or their legal successors) and are attributable to any time period up to and including the Effective Date (including for the avoidance of doubt Taxes in the form of ancillary charges assessed for periods after the Effective Date if the underlying Tax to which the charge relates is attributable to any time period up to and including the Effective Date) irrespective whether the Taxes are due or assessed before, on or after the Effective Date.

10.5	Straddle Period

With regard to taxable periods beginning prior to the Effective Date and ending after the Effective Date ("Straddle Period"), the portion of Taxes attributable to the time period ending on (and including) the Effective Date, and the portion of Taxes attributable to the time period beginning

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after the Effective Date shall be determined on the basis of an "as if-assessment" with the relevant allocation to be determined as follows:

(a)

Any amounts attributable to business or accounting transactions (Geschäftsvorfälle), including Taxes attributable to income, profit or gross receipts, that occur on or prior to the Effective Date shall be allocated to the portion of the taxable period ending on the Effective Date, and any amounts attributable to business or accounting transactions (Geschäftsvorfälle), including Taxes attributable to income, profit or gross receipts, that occur after the Effective Date shall be allocated to the portion of the taxable period beginning after the Effective Date.

(b)

If and to the extent an allocation pursuant to Section 10.5(a) should not be possible, the respective amounts (e.g., Tax allowances) shall be split up on the basis of an appropriate allocation key, being generally understood (unless the Parties agree on a more suitable allocation key) as the pro rata portion of the time period elapsed at the Effective Date or started after the Effective Date (as applicable).

10.6	Due Date

Any compensation to be made by the Sellers to the Purchaser for any claim under this Section 10 shall be made within ten (10) Business Days after the Sellers have been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and have received a copy of the underlying Tax assessment or payment order including available supporting material that from the perspective of a prudent view provides sufficient information to understand the Tax assessment, but in no case earlier than three (3) Business Days before the Tax to be indemnified becomes due and payable to the Tax Authority.

10.7	Limitations

A Tax indemnification claim of the Purchaser pursuant to Section 10.4 against the Sellers shall be excluded if and to the extent

(a)	the respective Tax has been paid until the Effective Date;
(b)	the respective Tax has been included in the Final Closing Statements as a liability or provision forming part of Debt or Working Capital;
(c)

the Purchaser, any company of the Intland Group or any of their Affiliates is entitled to any benefits in respect of Taxes resulting from the facts and circumstances giving rise to the Tax indemnification claim and arise for periods or portions thereof beginning after the Effective Date, including benefits resulting from the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung) (herein collectively “Tax Benefits”), provided that the Tax indemnification claim shall be reduced by the present value (Barwert) of the Tax Benefits, which shall be calculated on the basis of (i) the Tax rates applicable (or expected to be applicable) in the year in which the respective Tax Benefit arises, and (ii) applying a discount rate of one point five (1.5%) per annum, and taking

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into account the Tax Benefits for a maximum period of seven (7) years following the Effective Date;
(d)

the income resulting in the respective Tax may be offset against a tax loss carry back or tax loss carry forward available at the level of the relevant company of the Intland Group and generated in periods or portions thereof ending on or before the Effective Date;

(e)

the amount of Taxes results from any transaction, action or omission taken by the Purchaser, any company of the Intland Group or any of their Affiliates after the Effective Date which has a retroactive effect according to a statutory Tax law provision to the time period prior to and including the Effective Date, unless and to the extent the transaction, action or omission is required to comply with applicable Tax Law;

(f)

the Purchaser, any company of the Intland Group, or any of their Affiliates has failed to comply with the procedures set forth in Sections 10.10 and 10.11 and such non-compliance has prejudiced the defence against the relevant Tax by Sellers; or

(g)

the respective Tax is recovered by the respective company of the Intland Group (or its legal successor) or the Purchaser or any of their Affiliates from a third party (it being understood that (i) the Purchaser shall ensure that commercially reasonable efforts shall be undertaken to seek recovery and (ii) any Taxes on the received payment and/or any costs of recovery shall be deducted from the recovered amount). In case of a claim against a third party having proved not to be valid/enforceable/recoverable from the perspective of the Purchaser or the Purchaser otherwise fails to recover, the Purchaser will after the written request of the Sellers ensure that any such claims are assigned, or if not assignable under applicable laws or the relevant agreements the right to enforce such claims is assigned, to the Sellers versus (Zug um Zug) payment by the Sellers of the relevant Taxes with regard to the Tax indemnification claim of the Purchaser.

10.8	Tax Refunds and Unused Tax Liabilities and Provisions

The Purchaser shall pay to the Sellers (i) any Tax Refunds received by any company of the Intland Group (or their legal successors) for periods or portions thereof ending on or before the Effective Date, except to the extent the respective claim for a Tax Refund is shown in the Final Closing Statements and forms part of the Cash or the Working Capital, and (ii) an amount equal to any liability or provision for Taxes of any company of the Intland Group as shown in the Final Closing Statements and forming part of Debt or Working Capital that have to be dissolved according to applicable law and generally accepted accounting principles after the Effective Date, except to the extent such liability or provision for Taxes has been set off against any Tax indemnification claim. The Purchaser shall notify the Sellers in writing (i) within at the latest ten (10) Business Days after receipt of the relevant Tax Refund or (ii) about the reason for dissolving the liability or provision resulting in a claim of the Sellers under this Section 10.8 in the course of the normal annual accounting cycle of preparing the annual financial statements of the relevant company (each a "Refund Event"). Any amount payable to the Sellers pursuant to this Section 10.8 shall be due and payable within ten (10) Business Days after the relevant Refund Event.

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10.9	Reverse Indemnity
(a)

In light of the fiscal unity for German income tax purposes between Seller 4 and Eger Invest and the income tax (but not trade tax) transparency of Seller 4, the Purchaser shall indemnify (freistellen) and hold harmless the Sellers from and against any Taxes that have to be borne by any Seller and (i) result from (a) any transaction, action or omission taken by the Purchaser, any company of the Intland Group or any of their Affiliates after the Effective Date impacting any company of the Intland Group (except for Intland Software) which has a retroactive effect according to a statutory Tax law provision to the time period prior to and including the Effective Date unless and to the extent the transaction, action or omission is required to comply with applicable Tax Law or consented to by the Sellers, (b) the application of Section 15 no. 1a sentence 3 KStG in connection with section 3a EStG (and section 7b GewStG where applicable), or (ii) where the Purchaser, any company of the Intland Group, or any of their Affiliates has failed to comply with the procedures set forth in Sections 10.10 and 10.11 and such non-compliance has prejudiced the defence against the relevant Tax by Sellers.

(b)

In light of the fiscal unity for German income tax purposes between Seller 4 and Eger Invest and the income tax (but not trade tax) transparency of Seller 4: If and to the extent for periods (or portions thereof) after the Effective Date any company of the Intland Group (except for Intland Software) or Purchaser or any of their Affiliates becomes (including as a result of a tax audit) entitled to any benefits in respect of Taxes that are associated with an increase of the base for Taxes of any company of the Intland Group (except for Intland Software) for periods (or portions thereof) ending on or before the Effective Date and which increase is attributable to the Sellers (and results in increased Tax burdens of the Sellers 1 through 3) based on the fiscal unity between Seller 4 and Eger Invest and the income tax (but not trade tax) transparency of Seller 4, including benefits resulting from the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung), the Purchaser shall pay an amount to the Sellers calculated in accordance with the principles set out in Section 10.7(c) above for any such benefits.

10.10	Tax Returns and Tax Assessments
(a)

The Sellers shall prepare and file or cause to be prepared and filed when due, taking into account all extensions legally obtained, all Tax Returns that are required to be filed on or before the Closing Date by or on behalf of any companies of the Intland Group, and the Sellers shall timely remit or cause to be timely remitted Taxes that are shown due and payable prior to the Closing Date on any Tax (self) assessment received (filed) prior to the Closing Date based on such Tax Returns. The Purchaser shall prepare and file or cause the Intland Group companies to prepare and file from the Closing Date, when due all Tax Returns required to be filed by or on behalf of any company of the Intland Group, provided, however, that any Tax Returns relating to any period ending before or including the Effective Date shall be subject to the review and prior written consent of the Sellers. Such Tax Returns to be filed after the Closing Date shall be prepared consistent with the policies, procedures, practices and election rights adopted in the financial statements of

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the relevant Tax period as well as the Tax Returns for previous Tax periods of any company of the Intland Group, unless and to the extent deviations are required under applicable statutory tax law provisions or generally accepted accounting principles. The Purchaser shall ensure that any Tax Returns to be reviewed and approved by the Sellers will be furnished to the Sellers no later than thirty (30) Business Days prior to the due date of the relevant Tax Return (or reasonable shorter period of time for Tax Returns that are not filed on an annual basis), and will be filed in accordance with the Sellers’ instructions (to the extent such instructions are not at variance with statutory tax law provisions or applicable generally accepted accounting principles). Any Tax Returns relating to any period ending before or including the Effective Date may not be amended without the prior written consent of the Sellers, and the Purchaser shall follow, and shall cause any company of the Intland Group to follow any instructions of the Sellers regarding the amendment of such Tax Returns (to the extent such instructions are not at variance with statutory tax law provisions or applicable generally accepted accounting principles).

(b)

If, after the Closing Date, any Tax Authority informs the Purchaser or any company of the Intland Group (or any of their Affiliates), or if the Purchaser or any company of the Intland Group (or any of their Affiliates) otherwise becomes aware, of a Relevant Tax Matter, the Purchaser shall notify the Sellers of such matter. The Purchaser’s notice shall be given within ten (10) Business Days after the Purchaser or the relevant company of the Intland Group (or any of their Affiliates) has received the relevant official document or information (e.g. tax audit notification, tax assessment notice, notice of objection, tax court decision) or at any earlier date if required to enable the Sellers to participate in any Tax audit / investigation or review the relevant Tax assessment within the applicable period for a legal remedy. If the Purchaser has reason to believe that a payment is to be made by the Sellers pursuant to Section 10.4, such notice shall give a rough estimate of the amount of the alleged Tax indemnification claim and must be accompanied by available evidence reasonably necessary to determine the facts, amount and payment of such claim.

10.11	Cooperation on Tax Matters
(a)

After the Effective Date, the Purchaser shall, and shall procure that the companies of the Intland Group, their Affiliates and their respective directors, employees, advisors and other representatives cooperate with the Sellers and their advisors in connection with any Relevant Tax Matter, including the filing of any Tax Return, the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation.

(b)

The Sellers shall be in control of any Relevant Tax Matter, and Purchaser shall follow, and shall procure that any company of the Intland Group and their Affiliates will follow, any instructions of the Sellers in respect of any Relevant Tax Matter (to the extent such instructions are not at variance with statutory tax law provisions or applicable generally accepted accounting principles). In particular, and without prejudice to the aforementioned Purchaser shall

(i)

keep and make available to the Sellers, and procure that any company of the Intland Group will keep and make available to the Sellers, all books, records and information relating (wholly or partly) to any Relevant Tax Matter in accordance

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with, and during the periods required by statutory law (and to the extent such books, records and information might be of relevance for the Relevant Tax Matter, until the relevant Tax has become final and binding and can no longer be amended);

(ii)

provide, or instruct any company of the Intland Group to provide, to Sellers and their advisors, upon the Sellers’ written and substantiated request, all relevant documents or other information and instruct any company of the Intland Group to hold pre-scheduled meetings with the Sellers and their representatives to the extent reasonably necessary in connection with a Relevant Tax Matter;

(iii)

permit, or instruct any company of the Intland Group to permit, the Sellers and their advisors to participate in all current and future Tax proceedings relating (wholly or partly) to a Relevant Tax Matter in such a way that the Sellers shall be entitled directly and/or via advisors of its choice to actively manage (leiten) such Tax proceedings insofar as they relate to a Relevant Tax Matter;

(iv)

challenge and litigate, and instruct any company of the Intland Group to challenge and litigate, at the request of the Sellers, any Tax assessment relating to a Relevant Tax Matter, and to follow any instructions of the Sellers in this respect (to the extent such instructions are not at variance with statutory tax law provisions or applicable generally accepted accounting principles);

(v)

procure that Eger Invest follows any instructions of the Sellers given to ensure that the PLT Agreement and the fiscal unity created thereby will be fully acknowledged for Tax purposes until and including the Effective Date (to the extent such instructions are not at variance with statutory tax law provisions or applicable generally accepted accounting principles); and

(vi)

not accept, compromise, dispose of or settle, and procure that none of the companies of the Intland Group accepts, compromises, disposes of or settles, any Tax proceedings or Tax assessment relating to a Relevant Tax Matter without Sellers’ prior written consent.

In case of a legal remedy (Rechtsbehelfsverfahren) or a Tax audit conducted upon instruction of the Sellers in a Relevant Tax Matter, the Sellers shall bear any public fees for such remedy as well as the costs of an advisor that is appointed by the relevant company of the Intland Group upon written request of the Sellers for the purpose of conducting the remedy or the Tax audit. Apart from this, each Party as well as any company of the Intland Group shall bear its own costs in connection with the cooperation under Sections 10.10 and 10.11 (including the fees of the advisors engaged on its own behalf).

10.12	Time Limitations and cap for tax claims
(a)

Any claims of the Purchaser pursuant to Section 10 shall be time-barred upon the expiration of a period of six (6) months after the earlier of (i) the finally binding and non-appealable assessment (formelle und materiell bestandskräftige Festsetzung) of the

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relevant Tax and (ii) without such assessment, the expiry of the statutory limitation period for the relevant Tax, but at the latest after expiry of seven (7) years after the Effective Date. Sellers’ rights under this Section 10 shall be time-barred upon the expiration of a period of six (6) months after the expiry of the statutory limitation period for the relevant Tax, but in all cases not earlier than six (6) months after the Sellers have been notified by the Purchaser about the circumstance giving rise to a claim of the Sellers.

(b)	Any claims of the Purchaser against the Sellers pursuant to Section 10 (including for breaches of any Tax Warranties) and under Section 1.4 shall be capped at 20% of the Final Share Purchase Price.
10.13	Payments

Any payments by the Sellers to the Purchaser or by the Purchaser to the Sellers pursuant to Section 10 or under the Sellers’ Indemnities shall be treated as corresponding reductions or increases of the Final Share Purchase Price. If and to the extent payments are made by the Sellers (upon the written request of Purchaser) directly to a company of the Intland Group, such payment shall be construed and deemed as a contribution (Einlage) made by Purchaser to such company of the Intland group and shall be treated as a reduction of the Final Share Purchase Price as between the Parties.

11.	Covenants of the Sellers
11.1	Consent Requirements and Covenants
(a)	Consent Requirements for Shareholder Matters

Until the Effective Date, Sellers shall not, without the prior written consent of Purchaser:

(i)	adopt or permit the adoption of any shareholders resolution of any company of the Intland Group regarding:
•	the liquidation of any company of the Intland Group or the formation of any new entity,
•

subject to the introduction of the Short Fiscal Year and the change of the fiscal year of Eger Invest, any change of the articles of association of any company of the Intland Group, including, but not limited to, any resolution relating to the increase or decrease of the share capital or the issuance or authorization to issue new shares or other securities; or

•	the redemption of any of the shares in any company of the Intland Group,
•	the waiver of any claims of a company of the Intland Group against any current or former Directors or Officers,
•	the election of new auditors,

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(ii)

sell, transfer, create any Lien of or otherwise dispose of any Sale Shares, or grant any options, virtual option rights, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or obtain any of the Sale Shares; or

(iii)	enter into any agreement or make any other transaction between any of the Sellers or any of Sellers' Affiliates on the one side and any company of Intland Group on the other side.
(b)	Covenants regarding the Companies of Intland Group

The Sellers covenant and agree that, from and after the Signing Date until the Effective Date, unless otherwise required by mandatory law, the Sellers shall exercise all their rights as shareholders of the Targets and ensure as managing directors or instruct the management that, except as otherwise specifically consented to or approved by the Purchaser in writing:

(i)	Access

Each company of the Intland Group shall afford to the Purchaser and its authorized representatives, if and to the extent reasonably required, access during normal business hours, upon reasonable prior notice, to books, records, contracts and documents of the Intland Group and an opportunity to make such investigations as they shall reasonably desire to make of a company of the Intland Group (provided that such investigations shall be conducted so as to minimize any disruption of the operations of such company of the Intland Group), and the Intland Group shall furnish or cause to be furnished to the Purchaser and its authorized representatives all such information with respect to the affairs and business of the Intland Group as the Purchaser may reasonably request in accordance with applicable laws.

(ii)	Carry on in Ordinary Course of Business

Each company of the Intland Group shall continue to act in accordance with its Ordinary Course of Business.

(iii)	No General Increases

Unless in the Ordinary Course of Business and only in selected cases and in a reasonable manner, no company of the Intland Group shall grant any increase of salaries to its employees or in their benefits under any bonus or pension plan or other contract or commitment, or increase the compensation payable or to become payable to its officers, employees or agents, or any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, employees or agents.

(iv)	Contracts and Commitments

No company of the Intland Group shall (i) enter into, amend, modify or terminate any Material Contract (as defined in Exhibit 6.1) or (ii) engage in any material

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transaction not contemplated by this Agreement or not in the Ordinary Course of Business.

(v)	Sale of Assets

No company of the Intland Group shall sell or otherwise dispose of any real property or other assets unless immaterial or in the Ordinary Course of Business.

(vi)	Preservation of Organization

Each company of the Intland Group shall use all reasonable endeavours to preserve their respective business organization intact, to preserve its present relationships with its suppliers and customers and others with whom it has business relations and to maintain appropriate insurance coverage for its business organizations as previously maintained immediately prior to the Signing Date.

(vii)	Shares

No company of the Intland Group shall effect any issuance of any shares or membership interests, any options, warrants or rights to purchase or acquire the same, or repurchase or redeem any of the foregoing, or make any other changes to its capital structure, as the case may be.

(viii)	Tax Elections

No company of the Intland Group shall make any Tax election, change an annual accounting period or accounting method, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or take any similar action.

(ix)	Investments

No company of the Intland Group shall directly or indirectly acquire or own, or make any investment in or to any Person or acquire or establish any new legal entity.

(x)	Employee and Labor Matters

Each company of the Intland Group shall take all reasonable steps and use all reasonable endeavours to ensure that its employees continue their employment after the Closing and shall immediately notify the Purchaser of all resignations of employees occurring prior to the Effective Date.

(xi)	Third Party Contractors

No Third Party Contractors other than those who have entered into an appropriate agreement as provided by Purchaser on the transfer and/or assignment of Intellectual Property Rights (as defined in Exhibit 6.1) shall contribute to the further development of the Intland Group Software (as defined in Exhibit 6.1) as intended to be offered and marketed in the future.

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(xii)	Open Source Software

No Intland Group Software (as defined in Exhibit 6.1) shall use, incorporate, link to or shall be based upon any Open Source Software (as defined in Exhibit 6.1) that (i) conditions the use or distribution of any Intland Group Software on the disclosure of any source code for any portion of Intland Group Software; (ii) conditions the use or distribution of Intland Group Software on the granting to any person or entity of (1) the right to make derivative works or other modifications to Intland Group Software or portions thereof or (2) a license under Intland Group Software; (iii) conditions the use or distribution of Intland Group Software on Intland Group Software being made subject to the terms and conditions of any Open Source Software license; or (iv) otherwise imposes an obligation on any of the companies of the Intland Group to distribute any Intland Group Software on a royalty-free basis or to grant any rights in, to or under any Intellectual Property Rights relating to the Intland Group Software.

(c)	Consent and permitted Matters
(i)

Purchaser shall not unreasonably withhold or delay any consent requested by Sellers in connection with Sections 11.1(a) and (b). Purchaser shall be deemed to have granted its consent if Purchaser has not objected by way of notice within five (5) Business Days after receipt of Sellers’ request for consent.

(ii)

Sections 11.1(a) and (b) shall not apply to any measure or activity (i) set forth in Exhibit 11.1(c)(ii), (ii) any distributions of profits of any Intland Group entity for the relevant last full fiscal year prior to the Effective Date as well as any previous years within the Intland Group as well as to Sellers (in particular under the PLT Agreement), (iii) provided for or otherwise contemplated herein (including any measure or activity required in connection with the preparation and implementation of the transactions contemplated herein or (iv) required to comply with applicable laws or orders of a court or public authority, and in each case ((i) through (iv)) limited to any measures or activities required in connection therewith.

11.2	Disclosure of Events

Between the Signing Date and the Effective Date Sellers and the Targets undertake to disclose to Purchaser in writing immediately upon becoming aware of any events which materially adversely affect or are reasonably likely to materially adversely affect any companies of the Intland Group's assets, financial condition, results of operations or prospects.

11.3	Indemnity for Transaction Expenses

Sellers shall indemnify and hold harmless Purchaser of any Transaction Expenses which have to be paid by any company of Intland Group to the extent they have not been taken into account in the calculation of the Final Share Purchase Price.

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12.	Transition of Business
12.1	General Cooperation

Sellers and Purchaser shall cooperate and use all reasonable endeavours to provide for a smooth transition of the Intland Group to Purchaser. Sellers shall execute and deliver all documents, make all other statements and do all other acts reasonably necessary or expedient for this purpose. The Parties will take all actions necessary to ensure the implementation of the transactions contemplated by this Agreement.

12.2	Termination of Intra-group Agreements

Sellers shall procure that on or before the Effective Date, all agreements between any of the companies of the Intland Group on the one side and Sellers or Sellers’ Affiliates on the other side shall be terminated by mutual agreement with effect as of the Effective Date. The termination shall be made without any costs for any company of the Intland Group and with full release of Intland Group from any liability under the respective agreements to the Sellers or Sellers' Affiliates. Sellers undertake towards Purchaser that, except as set forth in this Agreement, as from the Effective Date neither of the Sellers nor any of Sellers' Affiliates have any claim whatsoever against any company of Intland Group or any of their respective Directors and Officers or employees, and Intland Group will not have any liability towards any of the Sellers or any of Sellers' Affiliates. If after the Effective Date any such claim or liability exists or arises, the Sellers shall waive on demand all rights against any of the companies of Intland Group and its Directors and Officers or employees in respect of such claim or liability, unless such claim or liability has reduced or will reduce the Final Share Purchase Price. This Section 12.2 shall not apply to any agreements between any of the Sellers on the one side and a company of the Intland Group on the other side explicitly to be concluded in accordance with this Agreement.

12.3	Discharge and Reverse Indemnity
(x)

The Sellers shall be entitled to (without having any obligation to do so) fully discharge (entlasten), or to cause any companies of Intland Group to fully discharge prior to the Effective Date, any or all members of any corporate bodies of any companies of Intland Group (in particular any managing directors (Geschäftsführer)), in relation to the performance of their duties until the Effective Date.

(y)

Purchaser shall not, and shall, to the extent permitted by applicable law, procure that after the Effective Date none of the companies of Intland Group will, raise any claim against any Seller and any Sellers’ Affiliates (each a "Shareholder Beneficiary") out of or in connection with

(i)	the Shareholder Beneficiary’s former capacity as direct or indirect shareholder of any company of Intland Group,
(ii)	the conduct of the business of any company of Intland Group (including with respect to the supply of goods or the rendering of services by the Shareholder Beneficiary to any company of Intland Group),

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in each case irrespective of whether such claim is known or unknown on the Signing Date, actual or contingent, accrued or unaccrued and regardless of the legal basis of such claim, except solely for open trade receivables (Forderungen aus Lieferungen und Leistungen) under any continued contracts pursuant to Section 12.2 (such claims not to be raised the "Shareholder Indemnified Claims"). From the Effective Date and irrespective of whether it would have been permitted by applicable law to procure that no Shareholder Indemnified Claims are asserted against a Shareholder Beneficiary, Purchaser shall indemnify (freistellen) the relevant Shareholder Beneficiary from any Shareholder Indemnified Claims raised by or in the name of any company of Intland Group or any other Affiliate of Purchaser (including by any third party, such as an insolvency administrator, on their behalf) or by any assignee, and from any costs and expenses arising in connection therewith.

(z)

Purchaser shall not, and shall, to the extent permitted by applicable law, procure that after the Effective Date none of the companies of Intland Group raise any claim against any present or former director, officer, board member, employee, advisor or agent of Seller 4 (each an "Other Beneficiary", and together with the Shareholder Beneficiaries, the "Beneficiaries") out of or in connection with the Other Beneficiary’s former capacity as director, officer, board member, employee, advisor or agent of any company of Intland Group (including any services rendered in such capacity to any company of Intland Group before the Effective Date), in each case irrespective of whether such claim is known or unknown on the Signing Date, actual or contingent, accrued or unaccrued and regardless of the legal basis of such claim (such claims not to be raised the "Other Indemnified Claims"). From the Effective Date and irrespective of whether it would have been permitted by applicable law to procure that no Other Indemnified Claims are asserted against an Other Beneficiary, Purchaser shall indemnify (freistellen) the relevant Other Beneficiary from any Other Indemnified Claims raised by or in the name of any company of Intland Group or any other Affiliate of Purchaser (including by any third party, such as an insolvency administrator, on their behalf) or by any assignee, and from any costs and expenses arising in connection therewith.

(aa)

If, after the Effective Date, any person or entity asserts any claims against any Beneficiary in connection with (i) any existing or future liability or obligation of any company of Intland Group or (ii) otherwise arising out of or in connection with the business of the Intland Group, in each case irrespective of whether such liability or obligation is on the Signing Date known or unknown, actual or contingent, accrued or unaccrued and regardless of its legal basis (including any kind of joint or secondary liability), Purchaser shall indemnify (freistellen) the relevant Beneficiary from any such claim and from any costs and expenses arising in connection therewith unless the claim is raised by a third party (i.e. neither by the Purchaser or a company of Intland Group or any person affiliated or related to them), and the relevant Beneficiary has committed (i) intentional acts, fraud (Betrug) or fraudulent behaviour (arglistige Täuschung) of the relevant Beneficiary, (ii) deliberate breach of fiduciary duties vis-à-vis any company of Intland Group (e.g. under Section 43 GmbHG) or (iii) actions qualifying as criminal acts or administrative offences (Ordnungswidrigkeiten), provided, however, they have been committed deliberately by the relevant Beneficiary.

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(bb)	The obligations of Purchaser pursuant to this Section 12.3 constitute a contract for the benefit of third parties (echter Vertrag zugunsten Dritter) for the benefit of each Beneficiary.
(cc)	For the avoidance of doubt, claims of Purchaser against any Seller under this Agreement remain unaffected from this Section 12.3.
13.	Confidentiality, Public Announcements, Access to Information
13.1	Confidentiality and Non-Use

Except as may be required by applicable law or regulation, the existence and terms of this Agreement and additional items discussed between the Parties shall be treated confidentially.

If the transactions contemplated by this Agreement are consummated, (a) the Sellers agree not to divulge or disclose or use for its or any other third party’s benefit or purposes any proprietary information with respect to the Purchaser or the Intland Group at any time in the future, except as permitted by this Agreement or unless it has otherwise become public without violation of this Agreement, and (b) except as may be required by applicable law or regulation, the Purchaser agrees not to divulge or disclose or use for its benefit or purposes at any time any proprietary information with respect to any of the Sellers without the prior written consent of the Sellers.  Subject to the above, each party to the Non-Disclosure Agreement dated 29 November 2021 (attached to this Agreement as Exhibit 13.1) acknowledges and agrees that it is subject to and shall remain bound by the terms of the Non-Disclosure Agreement until the transactions contemplated by this Agreement are consummated, and the Sellers hereby accede and agree to be bound by the Non-Disclosure Agreement in the same way and to the same extent.

13.2	Announcements

The Parties agree that, unless mutually agreed upon by the Parties, neither the Purchaser or any of the Purchaser’s Affiliates nor any of the Targets nor any of the Sellers or any of Sellers' Affiliates shall make any public announcement regarding this Agreement, unless required by applicable law or stock exchange regulations applicable to the respective Party. If and to the extent any announcement or other disclosure of information regarding the subject matter of this Agreement and/or the Transaction is to be made under applicable statutory law or stock exchange regulations, the relevant Party shall, to the extent legally permissible, not disclose any information without first informing the other Parties thereof and the disclosure of information shall be kept to the minimum required by applicable statutory law or stock exchange regulations.

13.3	Access to Information

As soon as reasonably practical after the Effective Date and unless prohibited by statutory law, the Purchaser will without undue delay afford to the Sellers and their representatives and advisors access, upon reasonable advance notice, to the accounting, financial and other records and data (and allow them to make copies thereof), as well as to other information, management, employees and auditors of the companies of Intland Group, in each case to the extent reasonably requested by any Seller in connection with (i) the deconsolidation of the Intland Group by Seller 4, (ii) any audit, investigation, litigation or other dispute relating to the Transaction or (iii) any other

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reasonable business purpose of a Seller relating to the Transaction. The Purchaser undertakes to keep, and to ensure that the companies of Intland Group will keep, all books and records relating to any period prior to the Effective Date in accordance with and during the periods required under statutory law.

14.	Non-Competition and related Covenants
14.1	Definitions

In this Section:

(x)	"Restricted Area" means the geographic area in which the Intland Group companies are active as of the Effective Date;
(y)	"Restricted Business" means the business carried on by the Intland Group as at the Signing Date;
(z)	"Restricted Period" means a period of three (3) years starting on the Effective Date; and
(aa)	a reference to a person being concerned or interested in a Restricted Business includes being concerned or interested or doing that act or thing:
(i)	for its own account or for the account of another person;
(ii)	independently or jointly with another;
(iii)	directly or indirectly; or
(iv)	as shareholder, principal, partner, director, employee, contractor or agent.
14.2	Non-Competition

At any time during the Restricted Period, the Sellers shall not, directly or indirectly, or on behalf of any third party:

(a)

establish a business which competes with the Restricted Business or offer or sell any services or products that are within the scope of the Restricted Business or as proposed to be conducted, within the Restricted Area ("Competitive Activities");

(b)

acquire or own in any manner any interest in any Person that is engaged in any Competitive Activities except for the acquisition or ownership of shares of not more than five percent (5%) of the overall issued share capital in companies quoted on a public stock exchange;

(c)	engage, directly or through or in connection with any Person, in any Competitive Activities; or
(d)	serve as a consultant or advisor to, or otherwise participate in the management or operation of, any Person which engages in any Competitive Activities.
14.3	Non-Solicitation

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At any time during the Restricted Period, none of the Sellers shall, directly or indirectly, or on behalf of any third party:

(a)	solicit, entice or induce any employee, agent, officer or director of Intland Group to terminate his or her employment or other relationship with the respective company of Intland Group; or
(b)

knowingly solicit, entice or induce any vendor or solicit, entice or induce any customer of the Intland Group to terminate or diminish its relationship with the respective company of the Intland Group.

14.4	Non-disparagement

At any time during the Restricted Period, none of the Parties shall, directly or indirectly, make any statements in writing or otherwise that disparage the reputation or character of the other Parties, the Targets or any of their respective present or future Subsidiaries, Affiliates or divisions or any of their respective directors, officers, employees or stockholders at any time for any reason whatsoever, except that nothing in this Section 14.4 shall prohibit the Parties from giving truthful testimony on any litigation or administrative proceedings or on any public proceeding or hearing in connection with which the relevant Party is required by law to give testimony.

14.5	Measure of damages for breach of covenants

If any of the Sellers breaches any of the covenants set forth in this Section 14 and such breach is still being continued after two (2) weeks from the receipt of a written and reasoned notice, then the Seller in breach shall be required to pay a contractual penalty of

(a)	the sum of US$ 250,000; and
(b)	in case of a continuing violation for each further week during which or part of which the violation continues a further sum in the amount of US$ 125,000,

to the Purchaser as compensation for its estimated losses incurred as a result of such breach. Any rights of the Purchaser to request any additional damages or to request the Sellers from discontinuing the violation of this covenant shall remain unaffected.

15.	Withdrawal from this Agreement after the Scheduled Closing Date
(a)

Each of the Parties shall, until the Closing has occurred, be entitled to withdraw (zurücktreten) from this Agreement by written notice to the respective other Party if such other Party has breached its obligations with respect to the Closing Actions and such breach has not been remedied within ten (10) Business Days from the Scheduled Closing Date, unless the withdrawing Party has caused such breach by a breach of its own obligations hereunder in relation to the relevant Closing Action.

(b)	The provisions of this Section 15 and Sections 16 through 20 shall survive a withdrawal.

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16.	Notices
(a)	All notices and other communications hereunder shall be made in writing and shall be sent by telefax, email as attached PDF copy or courier to the following addresses:

If to Seller 1, to:

Janos Rezso Koppány
Walter-Flex-Straße 48A
70619 Stuttgart, Germany
E-Mail: janoskoppany@gmail.com

If to Seller 2, to:

Zsolt Koppány
Kniebisstraße 25
71032 Böblingen, Germany
E-Mail: zkoppany@gmail.com

If to Seller 3, to:

Szabolcs Koppány
Noltenweg 12
70597 Stuttgart
Germany
E-Mail: szabolcs.koppany@gmail.com

If to Seller 4, to:

Eger Software Holding UG (haftungsbeschränkt) & Co. KG
Attn: Szabolcs Koppány
Schelmenwasenstraße 37
70567 Stuttgart, Germany
E-Mail: szabolcs.koppany@gmail.com

With regard to any Seller with a copy to (one copy suffices in the event of any notices to addressed to several Sellers):

Gleiss Lutz
Attn: Dr. Rainer Loges
Karl-Scharnagl-Ring 6
80539 Munich, Germany
E-Mail: rainer.loges@gleisslutz.com

If to Purchaser, to:

PTC (SSI) Designated Activity Company
Attn.: Eamonn Clarke, Managing Director
25-28 North Wall Quay,
Dublin 1, Ireland
E-Mail: eaclarke@ptc.com

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With a copy to:

Hogan Lovells International LLP
Attn: Dr. Nikolas Zirngibl
Karl-Scharnagl-Ring 5
D-80539 Munich
E-Mail: nikolas.zirngibl@hoganlovells.com

If to Intland Software, to:

Intland Software GmbH
Attn: managing director
Schelmenwasenstraße 37
70567 Stuttgart, Germany
E-Mail:
Prior to the Closing Date to Szabolcs Koppány: szabolcs.koppany@intland.com
After the Closing Date to Eamonn Clarke: eaclarke@ptc.com

If to Eger Invest, to:

Eger Invest GmbH
Attn: managing director
Schelmenwasenstraße 37
70567 Stuttgart, Germany
E-Mail:
Prior to the Closing Date to Szabolcs Koppány: szabolcs.koppany@intland.com
After the Closing Date to Eamonn Clarke: eaclarke@ptc.com

or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing.

(b)

The receipt of copies of notices, legal declarations and other communications hereunder by the Parties’ advisors shall not constitute or substitute the receipt of such communication by the relevant Party or Purchaser itself. Any notices, legal declarations and other communications hereunder shall be deemed received by a Party regardless of whether any copy of such communication has been sent to or received by an advisor of such Party.

(c)

Purchaser hereby appoints Parametric Technology Holding Germany GmbH (Parametric Technology Holding Germany GmbH, Edisonstraße 8, 85716 Unterschleißheim; Attn. Eamonn Clarke, E-Mail: eaclarke@ptc.com) as agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings and disputes involving Purchaser under or in connection with this Agreement. Such appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent’s appointment has been notified to and approved by Sellers, such approval

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not to be unreasonably withheld. Purchaser shall promptly after the Signing Date and upon the appointment of any new agent for service of process, as the case may be, issue to the agent for service of process a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent for service of process to submit such written power of attorney in connection with any service of process under this Agreement.

(d)

To the extent any of the Sellers is not domiciled in Germany or should any of the Sellers cease to be domiciled in Germany, relevant Seller(s) shall immediately inform Purchaser in writing and appoint an agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings and disputes involving such Seller(s) under or in connection with this Agreement. Such appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent’s appointment has been notified to and approved by Purchaser, such approval not to be unreasonably withheld. The relevant Seller(s) shall promptly after the Signing Date and upon the appointment of any new agent for service of process, as the case may be, issue to the agent for service of process a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent for service of process to submit such written power of attorney in connection with any service of process under this Agreement.

17.	Costs

All costs, including fees, expenses and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisors, shall be borne by the Party commissioning such costs. The costs for the notarization of this Agreement or in connection with the consummation of the Transaction (including any regulatory filings, if any) shall be borne by the Purchaser. Sellers and Purchaser shall each bear 50% of the costs for the W&I Insurance policy. Sellers' 50% portion of the costs for the W&I Insurance policy shall be considered as Transaction Expenses in accordance with Section 3.2(b)(iii).

18.	Third Party Rights

This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties (echter Vertrag zugunsten Dritter), unless otherwise explicitly provided for herein.

19.	Entire Agreement
19.1	Entire Agreement

This Agreement and the Exhibits and Annexes hereto shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

19.2	No reliance on a statement outside this Agreement

Each Party agrees and acknowledges that it has not relied on or been induced to enter into this Agreement by a warranty, statement, representation or undertaking which is not expressly included in this Agreement.

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19.3	No remedy for a statement outside this Agreement

No Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of another party in connection with or relating to a transaction which is not expressly included in this Agreement.

19.4	Fraud

Nothing in this Agreement limits or excludes liability arising as a result of fraud, wilful concealment or wilful misconduct.

20.	Miscellaneous
20.1	No Set-Off

Neither Party shall be entitled (i) to set off (aufrechnen) any rights or claims they may have against another Party under this Agreement or (ii) to refuse or delay payment on the basis of any retention right (Zurückbehaltungsrecht), in each case of (i) and (ii) unless expressly provided for otherwise in this Agreement or in case such claims are undisputed (as evidenced in writing) or subject to a final and binding decision of a competent arbitral tribunal or court.

20.2	Exhibits

All Exhibits and Annexes to this Agreement constitute a part of this Agreement.

20.3	Amendments

Any amendments to this Agreement (including amendments to this Section) shall be valid only if made in writing (whereby delivery of an executed counterpart of a signature page to the amendment agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of the amendment agreement) or executed by the Parties by electronic signatures (unless another form is required by mandatory law) signed by all Parties hereto. Stricter requirements under mandatory law shall remain unaffected.

20.4	Interpretation

The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, all references to "Section" refer to the corresponding Section of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" shall not limit the preceding words or terms.

20.5	Waiver

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies unless explicitly provided otherwise herein. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy unless explicitly provided otherwise herein. A waiver of a

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breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

20.6	Foreign Terms

If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

20.7	Assignment

Without the written consent of the other Parties, no Party (or their successors and assigns) shall be entitled to assign the benefit of this Agreement in whole or in part or any rights or claims under this Agreement. Notwithstanding the foregoing, Sellers hereby agree that Purchaser may, by notice to the Sellers prior to the Closing Date, designate an Affiliate of Purchaser to purchase the Sale Shares and otherwise assume Purchaser’s obligations under this Agreement, provided, however, that no such designation shall relieve Purchaser of any obligations under this Agreement should such designee not comply with all of such obligations.

20.8	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without having regard to a possible reference to the laws of another jurisdiction provided for in the conflicts of laws rules of German law.

20.9	Arbitration

Except for the disputes to be resolved between the Parties pursuant to Section 4.4 which take priority over the procedure set forth in this Section 20.9, all disputes arising under or in connection with this Agreement or its validity shall be finally settled in accordance with the then actual Arbitration Rules (DIS–SchO) of the German Institution of Arbitration (DIS) without recourse to the ordinary courts of law. The place of arbitration is Munich. The number of arbitrators is three. The language of the arbitral proceedings is English. Documents originating in the German language may be submitted in the German language without an English translation. The Parties agree that the provisions of Sections 66 et seq. German Code of Civil Procedure (ZPO) (Streitverkündung) apply accordingly.

20.10	Severability

In the case that one or more provisions of this Agreement shall be invalid or unenforceable, this shall not affect the validity and enforceability of the other provisions of this Agreement. In such case the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which reflect as closely as possible the commercial intention of the Parties associated with the invalid or unenforceable provision. The same shall apply in order to fill a gap in the stipulations of this Agreement which the Parties would have regulated if they had thought of the respective legal aspects.

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Approved by the persons appearing

and signed by them and the Deputy each in their own hand: at 22:01 CET

/s/Janos Rezso Koppány

/s/Zsolt Koppány

/s/Szabolcs Koppány

/s/Tobias Kahnert

/s/Heane, Deputy Notary

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